EXHIBIT 10.29

MEDEQUITIES REALTY TRUST, INC.

A MARYLAND CORPORATION

SECURITIES PURCHASE AGREEMENT

Dated as of March 11, 2015

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SECTION 5.	AFFIRMATIVE COVENANTS OF THE COMPANY	23
5.1	PRESS RELEASE AND ANNOUNCEMENTS	23
5.2	FURTHER ASSURANCES	23
5.3	MAINTENANCE OF REIT STATUS	23
5.4	INFORMATION RIGHTS	24
5.5	CERTAIN TAX MATTERS	24
5.6	BOOKS AND RECORDS	24
5.7	HEALTHCARE LAWS AND COVENANTS	24

SECTION 6.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	26
6.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	26

SECTION 7.	DEFINITIONS	25
7.1	CAPITALIZED WORDS	25

SECTION 8.	GENERAL PROVISIONS	33
8.1	SUCCESSORS AND ASSIGNS	33
8.2	EXPENSES	34
8.3	ENTIRE AGREEMENT	34
8.4	AMENDMENTS AND MODIFICATIONS	34
8.5	WAIVERS	34
8.6	SPECIFIC PERFORMANCE	33
8.7	NOTICE	34
8.8	SEVERABILITY	35
8.9	THIRD PARTY BENEFICIARIES	35
8.10	GOVERNING LAW; JURISDICTION; VENUE	36
8.11	WAIVER OF JURY TRIAL	36
8.12	INTERPRETATION	36
8.13	COUNTERPARTS; ELECTRONIC SIGNATURES	36

EXHIBITS

EXHIBIT A	—	ARTICLES SUPPLEMENTARY
EXHIBIT B	—	AMENDMENT TO OPERATING PARTNERSHIP AGREEMENT
EXHIBIT C	—	OPINION OF COUNSEL

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 11 2015, is entered into by and among MEDEQUITIES REALTY TRUST, INC., a Maryland corporation (the “Company”), and CARTER/VALIDUS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Investor”) Capitalized terms used in this Agreement shall have the meanings set forth in Section 7 of this Agreement.

WHEREAS, the Investor desires to purchase from the Company, and the Company desires to sell to the Investor, newly-authorized 7.875% Series B Redeemable Cumulative Preferred Stock, $0.01 par value per share, of the Company (“Series B Preferred Stock”) upon the terms and conditions set forth herein (the “Investment Transaction”); and

WHEREAS, as an inducement and as a condition to entering into this Agreement, the Company and the Investor or its successors, assigns or affiliates shall concurrently execute and deliver that certain Investor Rights Agreement of even date hereof by and between the Company and the Investor (the “Investor Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing, and of the mutual premises, covenants and agreements contained in this Agreement and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Authorization and Sale of Units.

1.1 Authorization. The Company shall adopt and file with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) at or before the Initial Closing, the Articles Supplementary in the form attached hereto as Exhibit A (the “Articles Supplementary”):

1.2 Purchase and Sale. On the basis of the representations, warranties, and agreements contained in this Agreement, and subject to the terms and conditions of this Agreement, the Investor shall purchase from the Company, and the Company shall sell, issue, and deliver to the Investor, up to 125,000 shares of Series B Preferred Stock (such shares of Series B Preferred Stock issued to the Investor, the “Acquired Shares”), representing all of the outstanding shares of Series B Preferred Stock, up to an aggregate purchase price of One Hundred Twenty-Five Million Dollars ($125,000,000) (such amount, the “Investment Amount”), payable by the Investor as set forth in Section 1.3 hereof.

1.3 Payment of Investment Amount.

(a) At the Initial Closing, the Company will sell and issue to the Investor, and the Investor agrees to purchase, 100,000 shares of Series B Preferred Stock (“Initial Acquired Shares”) for an aggregate of purchase price of $100,000,000 (“Initial Purchase Payment”).

(b) At the Final Closing, if any, the Company will sell and issue to the Investor, and the Investor agrees to purchase, 25,000 shares of Series B Preferred Units (“Final Acquired Shares”) for an aggregate of purchase price of $25,000,000 (“Final Purchase Payment”).

1.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Acquired Shares to acquire certain real properties and for certain of the Company’s general working capital needs, including repayment of amounts outstanding under the Company Credit Agreement; provided, however, that none of the net proceeds from the sale of the Acquired Shares shall be applied, directly or indirectly, for distributions to the shareholders of the Company.

Section 2. The Closings.

2.1 The Closings. The closing of the purchase and sale of the Initial Acquired Shares (“Initial Closing”) shall take place concurrently with the execution and delivery of this Agreement (the “Initial Closing Date”). The closing of the purchase and sale of the Final Acquired Shares (“Final Closing”) shall take place at 10:00 a.m. on April 1, 2015 or at such other time as may be mutually agreed upon by the Parties in writing (the “Final Closing Date”); provided, however, the Company shall have the absolute right at any time prior to the Final Closing to reduce the Investment Amount to $100,000,000 and to cancel the Final Closing. The Initial Closing and the Final Closing (each, a “Closing” and collectively, the “Closings”) shall take place at the offices of Morrison & Foerster LLP, 2000 Pennsylvania Avenue N.W., Suite 6000, Washington, D.C., or such other place as the parties may mutually agree (including by means of facsimile, e-mail, or other electronic transmission).

2.2 Deliveries at the Initial Closing. At or prior to the Initial Closing, the parties hereto shall make the following deliveries and take the following actions:

(a) The Company shall deliver to the Investor:

(i) a certificate or certificates representing the number of Initial Acquired Shares, registered in the name of the Investor in the amounts requested by the Investor prior to the Initial Closing, with all transfer and documentary taxes paid, free and clear of all Liens;

(ii) an executed copy of the Investor Rights Agreement,

(iii) true and correct copies of: (A) the Articles of Incorporation of the Company, as amended through the Initial Closing Date and including the Articles Supplementary and all other articles supplementary, certified by the SDAT on or about the Initial Closing Date, (B) the Bylaws of the Company, as amended through the Initial Closing Date, and (c) a certificate of good standing, dated on or about the Initial Closing Date, with respect to the Company issued by SDAT;

(iv) an executed copy of Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of MedEquities Realty Operating Partnership, LP, substantially in the form attached hereto as Exhibit B;

(v) copies of the resolutions, written consents or other corporate action taken by the Board of Directors and, to the extent required, of the shareholders of the Company evidencing the taking of all corporate action necessary to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents (the “Resolutions”), and the consummation of the Investment Transaction;

(vi) a certificate duly executed and dated as of the Initial Closing from the secretary of the Company certifying as to: (A) the Organizational Documents of the Company, (B) the Resolutions, and (C) and the capitalization of the Company, which certificate shall be in a form reasonably acceptable to the Investor;

(vii) an opinion of Morrison & Foerster LLP, dated as of the Initial Closing Date and in substantially the form attached hereto as Exhibit C, to the effect that (A) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code for its short taxable year ended December 31, 2014, and the Company’s current and proposed method of operation will enable it to continue to qualify as a REIT under the Code through the Final Closing Date, (B) the Acquired Shares, when issued against payment therefor in accordance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessble shares of the Company. Such opinion shall be based upon customary assumptions and customary representations made by the Company and the Company’s Subsidiaries and (C) the approval and filing of the Articles supplementary and the issuance of the Acquired Shares will not violate the terms of the Company Credit Agreement;

(viii) a statement of the Tangible Net Worth of the Company as of December 31, 2014 certified by the chief financial officer of Company, which Tangible Net Worth shall not be less than $100,000,000 as of the Initial Closing; and

(ix) the Closing Fee (as defined in Section 8.2), by wire transfer of immediately available funds to an account designated by the Investor in writing not less than two (2) business days prior to the Initial Closing.

(b) The Investor shall deliver to the Company:

(i) the Initial Purchase Payment, by wire transfer of immediately available funds to an account designated by the Company in writing not less than two (2) business days prior to the Initial Closing; and

(ii) an executed copy of the Investor Rights Agreement.

2.3 Deliveries at the Final Closing. At the Final Closing, (a) the Company shall deliver to the Investor (i) a certificate or certificates representing the number of Final Acquired Shares, registered in the name of the Investor in the amounts requested by the Investor prior to such Closing, with all transfer and documentary taxes paid, free and clear of all Liens, and (ii) a statement of the Tangible Net Worth of the Company as of the Final Closing certified by the chief financial officer of Company, which Tangible Net Worth shall not be less than $110,000,000 as of the Final Closing and (b) the Investor shall deliver the Final Purchase Payment to the Company by wire transfer of immediately available funds to an account designated by the Company in writing not less than two (2) business days prior to the Final Closing.

Section 3. Representations and Warranties of the Company. Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedule”), the Company represents and warrants to the Investor as follows:

3.1 Organization, Standing, and Power. The Company is a corporation duly organized, validly existing and in good standing under the law of the State of Maryland and has full corporate power and authority to own, lease, operate, and otherwise hold its properties and assets and to conduct its business as presently conducted. The Company was formed on April 23, 2014. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character or location of the property owned, leased, operated, or held by it or the nature of the business transacted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company has not: (i) exempted any Person from the “Stock Ownership Limit” or established an “Excepted Holder Limit” as those terms are defined in the Articles of Incorporation or otherwise provided any exemptions under Section 7.2.7 of the Articles of Incorporation, or (ii) changed the “Stock Ownership Limit” or the “Excepted Holder Limit” under Section 7.2.8 of the Articles of Incorporation or otherwise. The Company has furnished to the Investor true and complete copies of its Organizational Documents, each as amended and supplemented to date. The size of the Board of Directors as of the date of this Agreement is fixed at seven directors.

3.2 Authority. The Company has the requisite corporate power and authority to approve, execute and deliver, and perform its obligations under and to consummate the Investment Transaction contemplated by, this Agreement. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Investment Transaction have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery by the Investor, each constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to equitable defenses and to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

3.3 No Conflict or Required Approvals

(a) Neither the execution and delivery of this Agreement or any of the other Transaction Documents by the Company, nor the consummation of the Investment Transaction contemplated herein will: (i) conflict with or violate any provision of any of the Organizational Documents of the Company, (ii) conflict with, violate, or constitute or result in a material breach of any term, condition, or provision of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, modification, cancellation, or acceleration of any obligation or the loss of any material benefit under, or require a Consent pursuant to any of the terms, provisions, or conditions of any material loan or credit agreement, note, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, agreement, Permit, concession, franchise, security interest, instrument of Indebtedness, plan or other instrument, or other agreement or Contract to which the Company or any of the Company’s Subsidiaries is a party or by which any of them are is bound or to which their respective properties or assets are subject, (iii) result in the imposition of any Lien upon any properties or assets of the Company, or any of the Company Subsidiaries, or (iv) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets.

(b) No notice, registration, qualification, designation, declaration, or filing with, or the Consent or Permit of, or any action by any Governmental Authority or any other Person is required on the part of the Company in connection with the execution and delivery of this Agreement or the other Transaction Documents, or the consummation the Investment Transaction, including, without limitation, the offer, issuance, sale, and delivery of the Acquired Shares, except (i) the filing of such notices as may be required under the Securities Act and (ii) such filing as may be required under applicable state securities laws, each of which will be filed timely within the applicable periods therefor.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of the close of business on the date of this Agreement and before giving effect to the Investment Transaction, there were: (i) 11,091,614 shares of Common Stock issued and outstanding, (ii) 158,927 shares of Common Stock are subject to issuance under outstanding restricted stock units (the “RSUs”), all of which have been issued pursuant to the Company’s 2014 Equity Incentive Plan, and (vi) 125 shares of the Company’s 12.5% Series A Redeemable Cumulative Preferred Stock. In addition to the shares of Common Stock underlying the RSUs, the Company has 351,574 additional shares of Common Stock reserved and available for issuance pursuant to the Company’s 2014 Equity Incentive Plan. Other than the shares of Common Stock referenced in the preceding sentence, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.

(b) All issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued. All of the issued and outstanding shares of Common Stock and Preferred Stock have been offered, issued, and sold by the Company in compliance with all applicable federal securities Laws and the securities Laws of all other applicable jurisdictions.

(c) Except as set forth in Section 3.4 of the Disclosure Schedule: (i) no stockholder of the Company or any other Person is entitled to any preemptive rights with respect to the purchase, sale, or issuance of, or any co-sale rights, rights of first refusal or similar restrictions with respect to, any equity securities of the Company or any of the Company’s Subsidiaries, (ii) other than the RSUs, there are no outstanding or authorized options, warrants, “phantom” equity rights, agreements, subscriptions, calls, demands, or other rights, commitments, or arrangements (written or oral, or contingent or otherwise) of any character to purchase or acquire any capital stock or other equity investments in any security directly or indirectly convertible into or exchangeable or exercisable for, the capital stock of or other equity interest in the Company or any of the Company’s Subsidiaries (collectively, “Options”), (iii) other than the RSUs, there are no outstanding obligations (contingent or otherwise) to issue any Options or to issue or distribute any capital stock of, or other equity interests in, or assets of the Company or any of the Company’s Subsidiaries, (iv) there are no outstanding obligations (contingent or otherwise) of the Company or any of the Company’s Subsidiaries to purchase, redeem, or otherwise acquire any capital stock of or other equity interests in the Company or any of the Company’s Subsidiaries, or of any of them to pay any dividends or make any other distribution in respect thereof to their respective securities holders, (v) there are no voting trusts, trusts, proxies or other similar agreements, understandings, or similar arrangements to which the Company or any of the Company’s Subsidiaries, was a party or by which the Company or any of the Company’s Subsidiaries was bound with respect to the voting of any shares of capital stock of the Company or any of the Company’s Subsidiaries, and (vi) there are no contractual obligations or commitments of any character to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries is bound requiring the registration for sale of any capital stock of or other equity interests in of the Company or any of the Company’s Subsidiaries.

(d) All dividends or other distributions on the issued and outstanding shares of Common Stock and Preferred Stock which have been authorized or declared prior to the date of this Agreement have been paid in full or a sum sufficient for the payment thereof has been set apart for payment.

3.5 Issuance of Acquired Shares. The issuance, sale, and delivery of the Acquired Shares to the Investor have been duly authorized by all necessary action under the Organizational Documents of the Company and the Maryland General Corporation Law. The Acquired Shares, when issued, sold, and delivered against payment therefor in accordance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and the Investor will receive full ownership of the Acquired Shares, free and clear of any Liens, or preemptive or other similar rights, except those set forth in the Transaction Documents. The offer and sale of the Acquired Shares to the Investor in accordance with the terms and conditions of, and as contemplated by, this Agreement will be in compliance with applicable federal securities Laws and the securities Laws of all other applicable jurisdictions.

3.6 Subsidiaries.

(a) Section 3.6 of the Disclosure Schedule sets forth the name of each Subsidiary of the Company as of the date hereof, and, with respect to each such Subsidiary, (i) the jurisdiction in which it is incorporated or organized and (ii) whether such Subsidiary is, for U.S. federal income tax purposes, a partnership, disregarded entity or “taxable REIT subsidiary” under Section 856(l) of the Code. Neither the Company nor any of the Company’s Subsidiaries own or control, directly or indirectly, any capital stock or other equity interests in, or have an investment in (whether debt or equity) any Person that is not a Subsidiary of the Company. Each of the Company’s Subsidiaries is a duly organized and validly existing Entity in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company’s Subsidiaries is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries has all requisite entity power and authority to own, lease and operate its properties and carry on its business as now conducted. The outstanding equity interests of each of the Company’s Subsidiaries are validly issued, and all such equity interests are owned, directly or indirectly, by the Company free and clear of any and all Liens (except for the pledge of the Company’s equity interests in certain of the Company’s Subsidiaries under the Company Credit Agreement) and pre-emptive or similar rights or any limitation on voting rights, and of any other material limitation or restriction.

(b) Other than the Subsidiaries set forth in Section 3.6 of the Disclosure Schedule, the Company does not own or control, directly or indirectly (whether through one or more Subsidiaries or otherwise), any capital stock or other equity interests in any Person.

(c) The Company has furnished to the Investor prior to the date of this Agreement complete and correct copies of the Organizational Documents of each of the Company’s Subsidiaries as currently in effect.

3.7 Financial Statements.

(a) The Company has provided the Investor with complete and correct copies of the following financial statements (the “Financial Statements”): (i) audited consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2014 (the “Balance Sheet Date”), and (ii) the audited consolidated statement of income (loss), stockholders’ equity, and cash flows of the Company and its consolidated subsidiaries for the period from April 23, 2014 (inception) through December 31, 2014.

(b) The Financial Statements, including in each case, any related notes: (i) were prepared in conformity with GAAP applied on a consistent basis during the period involved (or except as may be stated in the notes thereto), (ii) were true, complete and correct in all material respects as of their respective dates, and (iii) fairly present (except as may be stated in the notes thereto) in all material respects the consolidated financial position at the date indicated and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries for the period referred to therein.

(c) Neither the Company nor any of the Company’s Subsidiaries has filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, or suffered the attachment or other judicial seizure of substantially all of its assets, or made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

3.8 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth in Section 3.8 of the Disclosure Schedule and except as contemplated by this Agreement: (a) the Company and the Company’s Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business, (b) there has not occurred, and there is not currently existing any circumstance, event, change, development, or occurrence (including, without limitation, any damage, destruction, or other casualty loss (whether or not covered by insurance)) which has had, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (c) there has not been any material change in the accounting methods, principals or practices of the Company or any of the Company’s Subsidiaries, and (d) neither the Company nor any of the Company’s Subsidiaries has entered into or amended any Company Lease, Ground Lease or Material Contract related to a Contracted Property.

3.9 No Undisclosed Liabilities. Except for liabilities or obligations (a) disclosed in the Financial Statements (or in the footnotes thereto), (b) related to the future performance of any Contract, (c) incurred or arising in the ordinary course of business since the date of the Financial Statements or in connection with the Investment Transaction, (d) of a subject matter covered by any of the other representations and warranties of the Company set forth in this Agreement or (e) set forth in the Section 3.9 of the Company’s Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries has any material liabilities or obligations (whether accrued, contingent or absolute, unliquidated, matured or unmatured, or known, whether due or to become due and regardless of when asserted) required by GAAP to be recognized or disclosed on a consolidated balance sheet or any notes to the consolidated financial statements of the Company.

3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:

(a) The Company and each of the Company’s Subsidiaries: (i) has duly and timely filed (or filed on their behalf) (taking into account extensions properly obtained) all federal income tax and other material Tax returns required to be filed by it under applicable Law and all Tax returns are true and complete in all material respects, (ii) has timely paid all Taxes shown as due and owing on such Tax returns.

(b) The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT for its short taxable year ended December 31, 2014, and the Company’s current and proposed method of operation will enable it to continue to qualify as a REIT under the Code through the Final Closing Date. The Company does not own and has not owned, directly or indirectly (including through one or more partnerships, joint ventures or other pass-through entities), any stock or any other equity ownership interest in any corporation (including any entity classified as a corporation for federal income tax purposes), other than a corporation that, at all times during which the Company has held, directly or indirectly, its stock or other equity ownership interest, has qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or has made a valid election as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(c) Each of the Company’s Subsidiaries that is a partnership, joint venture, trust or limited liability company has been, since its formation, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(d) Neither the Company nor any of the Company’s Subsidiaries holds any asset the disposition of which would be subject to Section 1374 of the Code, Treasury Regulations Section 1.337(d)-7 or any other temporary or final regulations under Section 337(d) of the Code or rules similar to the foregoing and none of those entities has any potential liability for any Tax under Code Section 1374.

(e) To the Knowledge of the Company, neither the Company nor any of the Company’s Subsidiaries has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the Knowledge of the Company, neither the Company nor any of the Company’s Subsidiaries has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, or “excess interest,” in each case as defined in Section 857(b)(7) of the Code.

(f) There is no agreement, waiver, or Consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company or any of the Company’s Subsidiaries, and no power of attorney granted by the Company or any of the Company’s Subsidiaries with respect to any Tax matters is currently in force. Neither the Company nor any of the Company’s Subsidiaries has consented to any waivers or extensions of any statute of limitations with respect to any taxable year.

(g) There is no federal, state, local or foreign action, suit, proceeding, investigation, claim, or Audit (as hereinafter defined) pending, or to the Knowledge of the Company, threatened with regard to any Taxes or Tax return of any of the Company or any of the Company’s Subsidiaries and no Governmental Authority has given written notice of intent to commence any such Audit. No deficiencies or claims for any material Taxes have been proposed, asserted or assessed in writing against or with respect to the Company or any of the Company’s Subsidiaries (or are currently pending).

(h) Neither the Company nor any of the Company’s Subsidiaries is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property Tax valuations).

(i) The Company and each of the Company’s Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any applicable foreign Laws) and have duly and timely withheld and paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(j) No claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file Tax returns that the Company or any of the Company’s Subsidiaries is or may be subject to a material amount of Taxes in that jurisdiction and, to the Knowledge of the Company, no such claim is threatened.

(k) Neither the Company nor any of the Company’s Subsidiaries is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement solely between the Company and any of the Company’s Subsidiaries pursuant to which it will have any obligation to make any payments after the Initial Closing.

(l) Neither the Company nor any of the Company’s Subsidiaries has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or any other Governmental Authority relating to Taxes.

(m) No Tax Lien has been filed against the Company or any of the Company’s Subsidiaries, except for Liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable Financial Statements.

(n) Neither the Company nor any of the Company’s Subsidiaries is subject, directly or indirectly, to any Tax Protection Agreements.

(o) Neither the Company nor any of the Company’s Subsidiaries has participated in any “reportable transaction” within the meaning of Code Section 6707A and Treasury Regulations Section 1.6011-4(b)(2).

(p) The aggregate federal income tax basis of the assets of the Company (as determined for federal income tax purposes) is and will be immediately prior to the Initial Closing in excess of the amount of the Company’s liabilities (as determined for federal income tax purposes), including, without limitation, the Company’s proportionate share of any liabilities of a partnership under Section 752 of the Code.

(q) Neither the Company nor any of the Company’s Subsidiaries: (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax return or (ii) has any liability for material Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.

(r) Neither the Company nor any of the Company’s Subsidiaries is a party to, is bound by or has any material obligation under any Tax allocation or sharing or Tax indemnity agreement (other than any commercial contracts entered into in the ordinary course of business that do not relate primarily to Taxes).

(s) Neither the Company nor any of the Company’s Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Initial Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Initial Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Initial Closing Date, (iii) prepaid amount received or paid on or prior to the Initial Closing Date, or (iv) election under section 108(i) of the Code.

(t) With respect to any period ending on or before the date hereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due and owing, the Company and each of the Company’s Subsidiaries have made such accruals as required by GAAP for such Taxes in the books and records of the Company or the Company’s Subsidiaries (as appropriate).

(u) “Audit” means any audit, assessment, or other examination relating to Taxes by any Governmental Authority.

3.11 Property.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a list of the addresses of each real property owned or leased (as leasee or subleasee), including ground leases, by the Company or any of the

Company’s Subsidiaries, as of the date of this Agreement (all such real property interests, together with all buildings, structures, and other improvements and fixtures located on or under such real property, and all easements, rights, and other appurtenances to such real property, are individually referred to as a “Company Property” and collectively referred to as the “Company Properties”). The Company Properties constitute all of the real estate properties owned or leased by Company and the Company’s Subsidiaries as of the date hereof. The Company or a Subsidiary of the Company owns good, valid, and marketable fee simple title or leasehold interest, as applicable, to each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens. Section 3.11(a) of the Disclosure Schedule sets forth a list of the addresses of each facility and real property which, as of the date hereof, is under Contract or any binding or non-binding agreement in principle, a letter of intent, term sheet, or other instrument entered into or agreed to by the Company or any of the Company’s Subsidiaries for purchase or other acquisition, or which is required to be leased or subleased, by the Company or any of the Company’s Subsidiaries, after the date of this Agreement (“Contracted Properties”). Except as set forth in Section 3.11(a) of the Disclosure Schedule, as of the date hereof, there are no real properties that the Company or any of the Company’s Subsidiaries is obligated to buy, lease, or sublease at some future date.

(b) The Company has made available to the Investor copies of all leases that are in effect as of the date hereof and to which the Company or any of the Company’s Subsidiaries is a party as landlord with respect to each of the applicable Company Properties (such leases or subleases (including triple net leases), together with all amendments, modifications, supplements, renewals, exercise of options, extensions, guarantees and other documents related thereto, the “Company Leases”), which copies are true, correct and complete in all material respects. As of the date hereof, all Company Leases are in full force and effect with respect to the Company and the Company’s Subsidiaries, and none of the Company or any of Company’s Subsidiaries has received written notice that the Company or the applicable Subsidiary of the Company is in default under any such Company Lease, except for violations or defaults that have been cured.

(c) To the Knowledge of the Company, the Company Properties are in working order sufficient for their normal operation in the manner currently being operated without any material structural defects other than may be disclosed in any physical condition reports that have been made available to the Purchasers.

(d) To the Knowledge of the Company, as of the date hereof: (i) no Permit, certificate or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect (and no written notice has been received by any such Governmental Authority that such Permit, certificate, or license is not in full force and effect as of the date of this Agreement), except for any such Permits and approvals that are being sought in connection with the development or redevelopment of any Company Properties, and except for such failures to obtain and to have in full force and effect that would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and (ii) neither the Company nor any of the Company’s Subsidiaries has received written notice of any violation of any Law affecting any of the Company Properties issued by any Governmental Authority which has not been cured, contested in good faith or which violation would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company Subsidiaries have received any written notice to the effect that: (i) any condemnation or rezoning proceedings are pending or threatened for any

Company Property, or (ii) any Laws including any zoning regulation or ordinance, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Company Property, which in the case of clauses (i) and (ii) above, would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(f) With respect to Company Properties owned by the Company or any of the Company’s Subsidiaries, as of the date hereof, the Company Properties are not subject to any rights of way, easements, use licenses, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, reservations of an interest in title, or any other matter of title, except for Permitted Liens.

(g) Section 3.11(g) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which the Company or any of the Company’s Subsidiaries is a lessee (individually, together with all amendments, modifications, supplements, renewals, extensions, guarantees and other documents related thereto, a “Ground Lease” and collectively, “Ground Leases”). To the Knowledge of the Company, as of the date hereof, each Ground Lease is in full force and effect and none of the Company or any of the Company’s Subsidiaries has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to the Investor copies of each Ground Lease. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any of the Company’s Subsidiaries is and, to the Knowledge of the Company, no other party is in breach or violation of or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any of the Company’s Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (iii) each Ground Lease is valid, binding and enforceable (subject to the Bankruptcy and Equity Exceptions) in accordance with its terms and is in full force and effect with respect to the Company or the applicable Subsidiary of the Company and, to the Knowledge of the Company, with respect to the other parties thereto.

(h) The Company and each of the Company’s Subsidiaries, as applicable, is in possession of valid policies of title insurance or valid marked-up title commitments evidencing title insurance (each a “Company Title Insurance Policy”) insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Subsidiary’s fee title to or leasehold interest in each Company Property, subject to the matters disclosed in the Company Title Insurance Policies and Permitted Liens. As of the date of this Agreement, to the Knowledge of the Company, each Company Title Insurance Policy is in full force and effect and no claim has been made against any such policy.

(i) Section 3.11(i)(i) of the Disclosure Schedule lists each Company Property that is under development as of the date hereof by the Company or any of the Company’s Subsidiaries (other than normal repair and maintenance), and describes the status of such development as of the date hereof and Section 3.11(i)(ii) of the Disclosure Schedule lists each Company Property that is subject to a binding agreement for development or commencement of construction by the Company or any of the Company’s Subsidiaries, as of the date hereof.

(j) Except as set forth in Section 3.11(j) of the Disclosure Schedule, as of the date of this Agreement: (i) no purchase option has been exercised under any Company Lease, and (ii) no holder of a purchase option under any Company Lease has notified the Company or any of the Company’s Subsidiaries of its intention to exercise such option; in each case, for which the purchase has not closed prior to the date of this Agreement

(k) Except as set forth in Section 3.11(k) of the Disclosure Schedule, as of the date hereof: (i) there are no unexpired option to purchase agreements, rights of first offer, rights of first negotiation, or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of Third Parties to purchase or otherwise acquire a Company Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any Contract for sale, ground lease, or letter of intent to sell or ground lease any Company Property or any portion thereof.

(l) Except as set forth in Section 3.11(l) of the Disclosure Schedule, as of the date hereof, none of the Company or any of the Company’s Subsidiaries is a party to any Contract relating to the management of any of the Company Properties or the development of any real property for the Company or any of the Company’s Subsidiaries by a party other than the Company or a Subsidiary of the Company.

(m) The Company or the Company’s Subsidiaries has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all tangible personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. None of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any material Liens, except for Permitted Liens.

(n) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, the Company and each of the Company’s Subsidiaries has good and sufficient title to all of the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business), or used by them in the ordinary course of business, free and clear of all Liens, except for Permitted Liens.

(o) Except as set forth in Section 3.11(o) of the Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries is subject to any Indebtedness that imposes a distribution blocker, cash trap, cash sweep or similar restriction on the right of the applicable borrower to receive distributions of cash flow from the applicable underlying Company Property.

3.12 Compliance with Laws; No Violations.

(a) The Company and each of the Company’s Subsidiaries hold all material permits, licenses, variances, certificates, filings, franchises, notices, rights, and Consents of and from all Governmental Authorities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) necessary for them to own and lease their respective assets and properties and to lawfully carry on their respective businesses as now conducted. All such material Permits are, and at each Closing will be, valid and in full force and effect, and the Company and each of the Company’s Subsidiaries is, and at each Closing each of them shall be, in substantial compliance with all conditions and requirements of such Permits and all rules and regulations relating thereto. Neither the Company nor any of the Company’s Subsidiaries has received any written claim or written notice nor has any Knowledge indicating that the Company or any of the Company’s Subsidiaries is currently not in compliance with the terms of any such Permits, except where the failure to be in compliance with the terms of any such Permits, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries: (i) is in conflict with or violation of any provision of its Organizational Documents (each as amended and restated to date), (ii) is in conflict with or in violation or breach of, or in default under (with or without due notice or lapse of time or both) any loan or credit agreement, note, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, agreement, contract, lease, Permit, concession, franchise, security interest, instrument of Indebtedness, plan or other instrument, or other Contract to which the Company or any of the Company’s Subsidiaries, its respective properties, or to which its assets are subject, or (iii) is in violation or default of any Law, Permit, order, judgment, writ, Injunction, or decree applicable to any of them or by which the assets or properties of any of them are bound or affected, and no claim is pending or, to the Knowledge of the Company, threatened with respect to such matters, other than, in the case of clause (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.13 Healthcare Representations. Without limiting the generality of the representations set forth in Sections 3.12 hereof, the Company also represents and warrant more specifically as follows:

(a) To the Knowledge of the Company, each Company Property: (i) is in material conformance with all insurance, reimbursement, and cost reporting requirements, (ii) for those Company Properties where an Operator is required by applicable Laws to maintain a provider agreement pursuant to Medicare and/or Medicaid, such provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in material compliance with all other applicable healthcare and related Laws including, without limitation, (A) Healthcare Laws, (B) licensure requirements, (C) staffing requirements, (D) health and fire safety codes, including quality and safety standards, (E) those relating to the prevention of fraud and abuse, (F) Third Party Payor Program requirements and disclosure of ownership and related information requirements, (G) requirements of applicable Governmental Authorities relating to such Company Properties’ physical structure, environment, quality and adequacy of medical care and licensing, and (H) those related to reimbursement for the type of care or services provided by Operators with respect to such Company Properties. There is no existing pending or, to the Knowledge of the Company, threatened in writing, revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any material third-party payor under a Third-Party Payor Program.

(b) To the Knowledge of the Company, all Permits necessary for using and operating the Company Properties are held by either the Company, the applicable Subsidiary of the Company, or the applicable Operator, as required under applicable Law, and are in full force and effect.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, with respect to any of the Company Properties, to the Company’s Knowledge there are no Healthcare Investigations or any other inquiries, investigations, probes, audits, reviews or proceedings by any Governmental Authority or any Third Party Payor Program or notices thereof, or any other Third Party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely: (i) to have a material adverse impact on the ability of any tenant to make any payments under any lease, (ii) to result in any material civil or criminal penalty or remedy, or (iii) to result in the appointment of a receiver.

(d) Except as set forth in Section 3.13(d) of the Disclosure Schedule, to the Company’s Knowledge, with respect to any Company Properties: (i) there are no presently existing circumstances that would result or likely would result in a material violation of any Healthcare Law, (ii) no such Company Property has received a notice of violation at a level that under applicable Law requires the filing of a plan of correction, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any such Company Property, (iii) no Operator currently has any violation imposed, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken, in each case, that remains outstanding against any such Company Property, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority or Third Party Payor Program, and (iv) there have been no violations threatened in writing against any Company Property’s ,or any Operator’s certification for participation in Medicare, Medicaid or any other Third-Party Payor Programs that remain open or unanswered that are, in each case of clauses (i) through (iv), reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.14 Employee Benefit Plans; ERISA.

(a) Section 3.14(a) of the Disclosure Schedule sets forth an accurate and complete list of all Employee Benefit Plans.

(b) With respect to each Employee Benefit Plan, the Company has provided to the Investor a complete and accurate copy of: (i) the Employee Benefit Plan (and any amendments, restatements or modifications thereof) or, if an oral arrangement, a detailed written summary of the Employee Benefit Plan; (ii) the most recent annual report (Form 5500), if any, filed with respect to the Employee Benefit Plan; (iii) each trust agreement or related funding vehicle, summary plan description and summary of material modification, and all current written Contracts relating to each Employee Benefit Plan, if any, including administrative service agreements and group insurance contracts; (iv) if such Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Code and all discrimination testing reports for such plan for the most recently completed plan year; (v) the most recent summary plan description and all material modifications thereto, and (vi) all correspondence, if any, to or from any Governmental Authority relating to any currently outstanding audit of, or voluntary compliance program ongoing with respect to, such Employee Benefit Plan.

(c) Each Employee Benefit Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all reports, documents and notices required to be filed with respect to each Employee Benefit Plan have been timely filed, except for such noncompliance or failure to file that would not, individually or in the aggregate, reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the form of the plan meets the applicable requirements of Section 401(a) of the Code, all good-faith and/or remedial amendments required to be made to such Employee Benefit Plan have been timely and properly made, and to the Knowledge of the Company nothing has occurred since the date of such determination letter that would be reasonably likely to adversely and materially affect the qualified status of such Employee Benefit Plan.

(e) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

(f) Neither the Company nor any of the Company’s Subsidiaries has any material liability or material obligation and, to the Knowledge of the Company, no event has occurred or condition exists that would be reasonably likely to result in any material liability or material obligation of the Company or any of the Company’s Subsidiaries with respect to any Employee Benefit Plan sponsored, maintained, or contributed to by any of them or any ERISA Affiliate that (i) is subject to Title IV of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) is a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code), (iv) is a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or (v) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA). Neither the Company nor any of the Company’s Subsidiaries has any material liability with respect to any Employee Benefit Plan that provides for any post-employment or postretirement health or medical or life insurance benefits for retired, former or current employees of the Company or any of the Company’s Subsidiaries, except (i) as required by Section 4980B of the Code, (ii) coverage or benefits the entire cost of which is borne by the employee or former employee or (iii) coverage or benefits in the nature of severance under the employment, severance or change in control plans or agreements listed in Schedule 3.14(a) of this Agreement.

(g) Each Company Health Plan has been operated in material compliance with the provisions of COBRA and HIPAA.

(h) No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against, any Employee Benefit Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(i) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance with Section 409A of the Code and all regulations and guidance promulgated thereunder.

(j) Except as set forth in Section 3.14(j) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Investment Transaction will not: (i) result in any payment becoming due to any employee of the Company or any of the Company’s Subsidiaries; (ii) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due any manager, officer, employee, agent, or consultant of the Company or any of the Company’s Subsidiaries; (iii) result in any payment (whether of severance pay or otherwise) of an “excess parachute payment” (as such term is defined in Section 280G of the Code), or (iv) increase any benefit under any Employee Benefit Plan of the Company or any of the Company’s Subsidiaries.

(k) The plans of Company and each of the Company’s Subsidiaries, and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”): (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), (ii) has been in compliance with all applicable Healthcare Reform Laws since formation of the Company on April 23, 2014 and (iii) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company or any of the Company’s Subsidiaries or any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws, except in the case of each of (i), (ii) and (iii) above for such noncompliance, occurrence or existence that would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.15 Labor Matters.

(a) Neither the Company nor any of the Company’s Subsidiaries is, and has ever been, a party to any union contract, collective bargaining agreement, or similar Contract, and there is no past or pending labor union organizing activity or, to the Knowledge of the Company, any such activity threatened with respect to the Company or any of the Company’s Subsidiaries, or any of their employees.

(b) Neither the Company nor any of the Company’s Subsidiaries has experienced any material strikes, work stoppages, slowdowns, lockouts or, to the Knowledge of the Company, union organization attempts, and, to the Knowledge of the Company, there is no such item threatened against the Company or any Company Subsidiary

(c) The Company and each of the Company’s Subsidiaries is, and have been, in material compliance with all applicable Laws relating to: (i) employment and employment practices, (ii) the engagement of leased employees, consultants, and independent contractors, (iii) terms and conditions of employment and wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors) and the obligations of the Worker Adjustment and Retraining Notification Act, (iv) unfair labor practices, (v) discrimination, harassment, equal opportunity, and affirmative action, (vi) collective bargaining, (vii) leaves of absence, (viii) reasonable accommodation of disabilities, (ix) workers’ compensation insurance and the payment of social security and other Taxes, and (x) occupational health and safety requirements and immigration.

(d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, there are no worker’s compensation claims with respect to the Company or any of the Company’s Subsidiaries.

(e) There is no employment-related charge, complaint, grievance, investigation, or inquiry of any kind, pending or, to the Knowledge of the Company, threatened in any forum, by or on behalf of any present or former employee of the Company or any of the Company’s Subsidiaries for which they could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment Contract, violation of any Law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any of the Company Subsidiaries in connection with the employment relationship.

3.16 Material Contracts.

(a) Except for this Agreement and the Transaction Documents and as set forth in Schedule 3.16 of the Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries is a party to or bound by any of the following Contracts (except for any Contract that is a Company Lease, or is a Ground Lease):

(i) any Contract containing any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any of the Company’s Subsidiaries, or that otherwise restricts the ability of the Company or any of the Company’s Subsidiaries to compete in any business or geographic area or with any Person;

(ii) any Contract for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or equity interests or otherwise, any real property, including any Company Property or any asset that, if purchased by the Company or any of the Company’s Subsidiaries, would be a Company Property, including, without limitation, any Contract for the Contracted Properties;

(iii) any Contract concerning an interest rate cap, interest rate collar, interest rate swap, or currency hedging transaction to which the Company or any of the Company’s Subsidiaries is a party;

(iv) any Contract relating to an Indebtedness obligation of (whether incurred, assumed, guaranteed, or secured by any asset or otherwise granting of a Lien, including pursuant to any credit support or similar agreement on any asset or group of assets of the Company or any of the Company’s Subsidiaries), the Company or any of the Company’s Subsidiaries in excess of $1,000,000 in the aggregate;

(v) any Contract under which the Company or any of the Company’s Subsidiaries has advanced or loaned monies to any other Person (other than the Company’s Subsidiaries) or otherwise agreed to advance, loan or invest any funds in excess of $250,000 in the aggregate;

(vi) any Contract pursuant to which the Company or any of the Company’s Subsidiaries is subject to continuing indemnification (whether related to environmental matters or otherwise), or any “earn-out”, purchase price adjustment or contingent purchase price obligations, in each case, that would reasonably be likely to result in payments by the Company or any of the Company’s Subsidiaries in excess of $1,000,000 individually or in the aggregate;

(vii) any Contract executed for the acquisition, sale, lease or license of material properties or assets of the Company or any of the Company’s Subsidiaries outside the ordinary course of business (by merger, purchase or sale of assets or stock or otherwise) entered into since April 23, 2014 and that has not been consummated and closed prior to the date of this Agreement;

(viii) any Contract that calls for annual payments by, or other consideration from, the Company or any of the Company’s Subsidiaries under such Contract of more than $150,000 in any year over the remaining term of such Contract;

(ix) Any material Contract containing that subjects the Company or any of the Company’s Subsidiaries to any exclusivity provision or any “most-favored nation”, “most favored pricing” or similar clause;

(x) any Contract pursuant to which the Company or any of the Company’s Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of the Company’s Subsidiaries (other than the Organizational Documents of the Company or any of the Company’s Subsidiaries) or, other than in the ordinary course of business (which ordinary course of business includes indemnities to any lender, servicer or financing source in connection with the incurrence, assignment, termination or amendment of any indebtedness for borrowed money, indemnities to any party to a purchase and sale agreement with the Company, and indemnities to any financial advisor, consultant or vendor in the ordinary course of business), any Third Party;

(xi) any partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

(xii) any Contract which requires or purports to require the Company or any of the Company’s Subsidiaries to offer any Third Party co-development or participation rights in any new development or acquisition;

(xiii) any brokerage agreement, service contract, or any contract pursuant to which the Company or any of the Company’s Subsidiaries acts as leasing or managing agent for or provides development services for any real property for any Third Party, and in each case, pursuant to which the Company or any of the Company’s Subsidiaries realizes fee income in excess of $50,000 per annum with respect to such Contract; and

(xvi) any Contract would prohibit or materially delay the consummation of the Investment Transaction.

(b) All of the Contracts set forth or required to be set forth in Section 3.16 of the Disclosure Schedule (collectively, the “Material Contracts”), as of the date hereof, is valid, binding and enforceable on the Company or one of the Company’s Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, in each case subject to the Bankruptcy and Equity Exceptions, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Schedule 3.16 to this Agreement: (i) the Company and each of the Company’s Subsidiaries has performed all material obligations required to be performed by it as of the date of this Agreement and is not in material default under or material breach of any Material Contract to which it is a party and, to the Knowledge of the Company, no other party is in material breach or material violation of, or material default under, any Material Contract, (ii) neither the Company nor any of the Company’s Subsidiaries has received since April 23, 2014, any written claim of default by the Company or any of the Company’s Subsidiaries under any Material Contract that has not been cured to the satisfaction of the other parties thereto, and (iii) no event or circumstance (with or without notice or lapse of time, or both) has occurred which would result in a material default or material breach of any Material Contract by the Company or any of the Company’s Subsidiaries, under of any material obligation under any Material Contract by any other party thereto. The Company has made available to the Investor true, complete, and accurate copies of all Material Contracts (including any material amendments, modifications or side letters thereto in existence as of the date hereof).

3.17 Litigation. There is not now pending, and since April 23, 2014 there has not been any, and, to the Knowledge of the Company, there is not threatened any material litigation, action, claim, suit or proceeding to which the Company or any of the Company’s Subsidiaries is a party (or, as applicable, to the Knowledge of the Company, any of its officers or employees in their capacities as such), or in or before or by any Governmental Authority which: (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (b) materially impede, delay, or impair the consummation of any of the Investment Transaction. There is no, and since April 23, 2014 there has not been any, material judgment, decree, writ, Injunction, rule or order of any Governmental Authority or arbitrator against the Company or any of the Company’s Subsidiaries or any of their respective assets. Since April 23, 2014, neither the Company nor any of the Company’s Subsidiaries has received any written notification of, and to the Knowledge of the Company, there is no, investigation by any Governmental Authority involving the Company or any of the Company’s Subsidiaries or any of their respective assets that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.18 Environmental Matters. Except as disclosed in Section 3.18 of the Disclosure Schedule or as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole:

(a) the Company and each of the Company’s Subsidiaries and the operation of their respective businesses, and their Participation Facilities, and Loan Properties are, and have been, in compliance with all applicable Environmental Laws.

(b) the Company and each of the Company’s Subsidiaries have all Environmental Permits necessary to conduct their current operations and are in material compliance with their respective Environmental Permits.

(c) None of the Company or any of the Company’s Subsidiaries has received any written notice alleging that the Company or any of the Company’s Subsidiaries may be in violation of, or liable under, or a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law.

(d) neither the Company nor any of the Company’s Subsidiaries has received any written notice, demand, letter, claim, request for information, citation, summons, or order and no complaint has been filed, no penalty has been assessed and, to the Knowledge of the Company, no investigation or review is pending or is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law.

(e) neither the Company nor any of the Company’s Subsidiaries has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries under any Environmental Law or with respect to Hazardous Substances

(f) neither the Company nor any of the Company’s Subsidiaries is an indemnitor for, or has released any third party from, any liability under any Environmental Law or relating to any Hazardous Substances.

(g) to the Knowledge of the Company, no Hazardous Substances have been generated, transported, used, disposed, or treated by the Company or any of the Companies Subsidiaries, except in compliance with all Environmental Laws.

3.19 Intellectual Property Rights. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole: (a) the Company and the Company Subsidiaries own, free and clear of all Liens, or have a valid license or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (b) the conduct of the business of the Company and each of the Company’s Subsidiaries as it is currently conducted, to, to the Knowledge of the Company, does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (c) there are no pending or, to the Knowledge of the Company, threatened claims with respect to any of the Intellectual Property Rights owned by the Company or any Company Subsidiary, (d) neither the Company nor any of the Company’s Subsidiaries has received any written notice of any infringement or misappropriation by, or conflict with, any Third Party with respect to such Intellectual Property, nor the Company or any of the Company’s Subsidiaries received any notice of claims of infringement or misappropriation of or other conflict with any Intellectual Property of any Third Party; (e) the Company and the Company Subsidiaries have taken commercially reasonable steps to register and otherwise protect all Intellectual Property owned by the Company or the Company Subsidiaries; (f) the Company and the Company Subsidiaries have valid licenses for all software used in the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted and neither the Company nor any Company Subsidiaries have been the subject of, or have been given notice of, any actual or proposed or threatened software license audit by the Business Software Alliance or any other entity, association or person; (g) none of the software necessary for the business of the Company nor the Company Subsidiaries is subject to an open source software license (including without limitation any GNU General Public License, Creative Commons License, or any similar open source license); and (h) neither execution of this Agreement nor completion of the transaction contemplated herein will invalidate or violate any license or other agreement with respect to the Intellectual Property owned or used by the Company or any Company Subsidiaries or any confidentiality agreement or non-disclosure agreement or provision to which the Company or any Company Subsidiaries is subject.

3.20 Insurance. The Company has made available to the Investor copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the possession of the Company or any of the Company’s Subsidiaries providing coverage for all Company Properties (the “Company Insurance Policies”). Except as individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, there is no claim for coverage by Company or any of the Company’s Subsidiaries pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, all premiums payable under all Company Insurance Policies have been paid, and Company and each of the Company’s Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

3.21 Related-Party Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule, no transactions or Contracts between the Company or the Company’s Subsidiaries, on the one hand, and any Affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company, on the other hand, are in existence that would be required to be described by the Company in a Securities Act registration statement pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

3.22 Certain Business Practices. Neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of the Company’s Subsidiaries acting on behalf of the Company or any of the Company’s Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity regarding the business of the Company or any of the Company’s Subsidiaries, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns , in each case in violation of the Foreign Corrupt Practices Act of 1977, as amended.

3.23 No Investment Company. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

3.24 No Broker or Finder. Except as set forth in Section 3.24 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Investment Transaction based upon arrangements made by or on behalf of the Company or any of the Company’s Subsidiaries.

3.25 No Other Representations and Warranties. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of the Investor, and the Company acknowledges and agrees that the Company has not been induced by and have not relied upon any representation, warranty or statement, whether express or implied, made by the Investor, or any of its affiliates, stockholders, controlling persons or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither Investor makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Investment Transaction and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Investor to make any representation or warranty relating to the Investor or its business or otherwise in connection with the Investment Transaction, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article 4.

Section 4. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as follows:

4.1 Organization, Standing, and Power. The Investor is limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware, with the requisite power and authority to own, lease, operate, and otherwise hold its properties and assets and to carry on its business as it is and is proposed to be conducted.

4.2 Authority. The Investor has the requisite power and authority to approve, execute and deliver, and carryout and perform its obligations under and consummate the Transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery, and performance by the Investor of this Agreement and the other Transaction Documents, and the consummation of the Transactions, have been duly authorized by all action necessary under its Organizational Documents or otherwise required by applicable Law. This Agreement and each of the other Transaction Documents has been duly executed and delivered by the Investor and each of this Agreement and the other Transaction Documents constitutes a legal, valid, and binding obligation of the Investor, enforceable against it in accordance with its respective terms, subject the Bankruptcy and Equity Exceptions.

4.3 No Conflict or Required Approvals. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by the Investor, nor the consummation of the Transactions contemplated hereby or thereby, or compliance by the Investor with any of the terms or provisions herein or therein does will: (a) conflict with or violate any provision of any of the Organizational Documents of the Investor, (b) conflict with, violate, or constitute or result in a breach of any term, condition, or provision of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, modification, cancellation, or acceleration of any obligation or the loss of any material benefit under, or require a Consent pursuant to any of the terms, provisions, or conditions of any loan or credit agreement, note, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, agreement, contract, lease, Permit, concession, franchise, security interest, instrument of Indebtedness, plan or other instrument, or other Contract to which the Investor is a party or by which the Investor is bound or to which its properties or assets are subject, (c) require any filing by the Investor with, or Permit, or Consent of, any Governmental Authority, or (d) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Investor or any of its properties or assets except in the case of clause (b), (c) or (d) for such violations, breaches or defaults which would not, individually or in the aggregate, impair the ability of the Investor to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the Transactions.

4.4 Litigation. There is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation instituted or pending or, to the Knowledge of the Investor, threatened against, affecting or naming as a party thereto the Investor, or against their its business or assets that, individually or in the aggregate, would materially delay, impede, or impair the consummation of the Investment Transaction.

4.5 Investment Representations.

(a) The Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b) The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the prospective investment in the Acquired Shares on the basis of its investment experience, business experience, professional experience, and/or education.

(c) The Investor is the sole and true party in interest, and the Investor is acquiring the Acquired Shares solely for its own account, not as a nominee or agent, for investment purposes only, and not with an intent or a view to the sale or distribution of any part thereof within the meaning of Section 2(a)(11) of the Securities Act.

(d) The Investor confirms that prior to the issuance of the Acquired Shares to the Investor, the Investor: (i) has been afforded access, and has reviewed, such business and other records of the Company and its Subsidiaries and has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company, its business, operations, financial condition and results of operations and the terms and conditions of the issuance of the Acquired Shares; and (ii) has been given the opportunity to obtain any additional information that the Investor deems necessary to make an informed investment decision with respect to the Acquired Shares and verify the accuracy of other information provided to the Investor.

(e) The Investor understands that none of the Acquired Shares has been registered under the Securities Act or under the securities Laws of any other jurisdiction and that the Acquired Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Securities Act except pursuant to a valid exemption from such registration, and that certificates representing the Acquired Shares will bear a restrictive legend to that effect. The Investor will dispose of such Acquired Shares only in compliance with the Securities Act and the securities Laws of all other applicable jurisdictions.

(f) None of the representations or warranties of the Investor in this Section 4.5 shall limit or modify the representations and warranties of the Company set forth in Section 3 hereof.

4.6 No Broker or Finder. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Investment Transaction based upon arrangements made by or on behalf of the Investor.

4.7 No Other Representations and Warranties. In entering into this Agreement, the Investor has relied solely upon its independent investigation and analysis of the Company, and the Investor acknowledges and agrees that it has not been induced by and has not relied upon any representation, warranty or statement, whether express or implied, made by the Company, or any of its respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Investor acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, and has made, any representation or warranty relating to itself or its business or otherwise in connection with the Investment Transaction and the Investor is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Investment Transaction, and if made, such representation or warranty must not be relied upon by the Investor as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Investor or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article 3.

Section 5. Affirmative Covenants of the Company.

5.1 Press Release and Announcements. Neither the Company nor the Investor will (and the Company shall cause each of its Subsidiaries and Affiliates not to) issue any press release or make any public announcement relating to this Agreement, the other Transaction Documents, or the Transactions without the prior written approval of, in the case of the Investor, the Company, and in the case of the Company, the Investor; provided, that each party may issue any such press release or make such public announcement it believes in good faith it is required to make under applicable Law, in which case the disclosing party shall use its commercially reasonable efforts to advise and consult in good faith with the other party regarding any such press release or other announcement prior to making any such disclosure; provided, further, that the restrictions in this Section 5.1 shall not apply to the sharing by any party of information related to this Agreement or the Transactions contemplated hereby in the ordinary course of business with such Party’s (or such party’s Affiliate’s) advisors, employees, officers, directors, limited partners, equity owners and similar Persons related to such Party or such Affiliate so long as such Persons are apprised of the confidential nature thereof.

5.2 Further Assurances. In case at any time after the Initial Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party.

5.3 Maintenance of REIT Status. The Company shall use commercially reasonable best efforts to operate in such a manner, and shall take commercially reasonable steps, to permit the Company to qualify as a REIT for U.S. federal income tax purposes (and for the Company to maintain REIT status) for each taxable year in which the Series B Preferred Stock remains outstanding, and shall not take or fail to take any reasonable action that would be reasonably expected to result in a challenge by the IRS or other Governmental Authority to the status of the Company as a REIT.

5.4 Information Rights. For so long as the Series B Preferred Stock is outstanding:

(a) The Company shall permit the Investor to visit and inspect the properties of the Company and to discuss the Company’s business and finances with officers of the Company, in each event during normal business hours following reasonable notice, which right may be exercised through any agent or employee of such Investor designated by it or by a certified public accountant designated by such Investor, and in each case at the Investor’s sole cost and expense. Promptly upon request, the Company also shall furnish to the Investor such other information bearing on the financial condition and operations of the Company as the Investor may from time to time reasonably request.

(b) The Company shall provide to the Investor:

(i) the financial statements and other information required to be furnished pursuant to Section 1 of the Investor Rights Agreement;

(ii) to the extent reasonably requested by the Investor, copies of all periodic forecasts or budgets prepared by the Company; and

(iii) such other notices, information and data delivered to the holders of the Company’s capital stock at the same time or promptly after the delivery of such items to such holders; and with reasonable promptness, such other information and data as the Investor may from time to time reasonably request.

5.5 Certain Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Company when due, and, if required by applicable Law, the Investor will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation with respect to all such Taxes.

5.6 Books and Records. The Company shall keep proper books of record and account in which true and complete entries will be made of all transactions in accordance with GAAP applied on a basis consistent with prior periods.

5.7 Healthcare Laws and Covenants.

(a) The Company and each of the Company’s Subsidiaries have and will maintain all Permits necessary under applicable Laws to own the Healthcare Properties, and the Company shall use its reasonable best efforts to cause the Operators to have and maintain all Permits necessary under applicable Laws (to the extent the Company has Knowledge of such Laws) to operate the Healthcare Properties in the manner such are being operated on the date of this Agreement (including such Permits as are required under such Healthcare Laws).

(b) Neither the Company nor any of the Company’s Subsidiaries is (i) a “covered entity” or “business associate” within the meaning of HIPAA or submit claims or reimbursement requests to Third-party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If the Company or any of the Company’s Subsidiaries at any time become a “covered entity”, “business associate” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Persons(s) to be HIPAA Compliant; (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that the Company and each of the Company’s Subsidiaries, as applicable (A) are or will be material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date any party thereof, or any final rule or regulation thereunder, become effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), if and to the extent the Company or any of the Company’s Subsidiaries are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect the business, operations, assets, properties or condition (financial or otherwise) of the Company or any of the Company’s Subsidiaries, in connection with any actual or potential violation by the Company or any of the Company’s Subsidiaries of the then effective provision of HIPAA.

(c) The Company shall not, nor shall the Company permit any of the Company’s Subsidiaries to, do (or suffer to be done) any of the following with respect to any Healthcare Property:

(i) Transfer any Permits held by the Company or any the Company’s Subsidiaries relating to such Healthcare Property to any other location; or

(ii) Amend any Permit held by the Company or any the Company’s Subsidiaries in such a manner that results in a material adverse effect on the rates charged, or otherwise diminish or impair the nature, tenor or scope of the Permits without the Consent of the Investor.

(d) If and when an Operator participates in any Medicare, Medicaid, Medicaid or other Third-Party Payor Programs with respect to the Healthcare Properties, where expressly empowered by the applicable lease, or operating agreement, the Company or any of the Company’s Subsidiaries as applicable, shall enforce the express obligation of such Operator (if any) to cause its Healthcare Property to remain in compliance with all requirements necessary for participation in the Medicare, Medicaid, and such other Third-party Payor Programs. Where expressly empowered by the applicable lease or operating agreement, the Company or the Company’s Subsidiaries, as applicable, shall enforce the obligations of the Operator thereunder (if any) to cause its Healthcare Property to remain in conformance in all material respects with all Healthcare Laws, as well as all insurance, reimbursement and cost reporting requirements, and, if applicable, to have such Operator maintain its current provider agreement(s) in full force and effect with Medicare, Medicaid and any other Third Party Payor Programs in which it participates.

(e) If the Company or any of the Company’s Subsidiaries receives written notice of any Healthcare Investigation after the Initial Closing Date, the Company will promptly obtain and provide to the Investor the following information with respect thereto: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

Section 6. Survival of Representations and Warranties.

6.1 Survival of Representations and Warranties. The representations and warranties in this Agreement, the Disclosure Schedule, and any other schedules hereto or in any certificate, instrument or other document delivered by any Party to another Party in connection with this Agreement shall survive the Initial Closing, subject to the limitations in this Section 6.1. As a condition precedent to the right to assert a claim for any misrepresentation as to, or any inaccuracy in any representation or warranty in this Agreement, other than any of the Fundamental Representations (as defined below), the party desiring to assert such claim must have given notice of such claim to the other party within twelve (12) months after the Final Closing Date. For purposes of this Agreement, a “Fundamental Representation” means any representation or warranty in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.5 (Issuance of Acquired Shares), Section 3.23 (No Broker or Finder), Section 4.1 (Organization, Standing and Power), or Section 4.2 (Authority). A claim or proceeding as to any misrepresentation as to, or any inaccuracy in, any of the Fundamental Representations may be brought at any time prior to the expiration of the applicable statute of limitations. If any notice required under this Section 6.1 is given during the applicable time period, if any, specified in this Section 6, then the claim(s) corresponding to such notice will survive expiration of such time period until such time as such claim has been resolved and satisfied in its entirety.

Section 7. Definitions.

7.1 Capitalized Words.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” means, as to any Person, any other Person controlling or controlled by or under common control with such Person. For purposes of this definition, the term “control” when used with respect to any Person shall mean the power to direct the management and policies of such person, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Articles of Incorporation” means the Articles of Amendment and Restatement of the Company as amended and supplemented and in effect on the Initial Closing Date.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the city of New York, New York are authorized or required by Law or executive order to close.

“Bylaws” means, unless the context otherwise requires, the bylaws of the Company, as amended through and in effect on the Initial Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Credit Agreement” means that Credit Agreement dated as of November 7, 2014 by and among MedEquities Realty Operating Partnership, LP, as the Borrower, KeyBank National Association, the other Lenders which are parties to this Agreement and other Lenders that may become parties to this agreement, KeyBank National Association, as the agent, and KeyBank Capital Markets, as sole lead arranger and sole bookrunner, and Fifth Third Bank, as documentation agent.

“Consent” means any consent, order, approval, authorization, clearance, exemption, waiver, ratification, or similar affirmation by any Person.

“Contract” means any written agreement, contract, debenture, note, bond, mortgage, license, instrument, franchise or other obligation, commitment, arrangement or understanding, in each case in effect on the date hereof.

“Employee Benefit Plan” means:

(i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, inclusive of any “employee pension benefit plan” as defined in Section 3(2) of ERISA, and any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA), any “multi-employer plan” (as defined in Section 3(37) of ERISA), in each case, that is sponsored, maintained or contributed to by the Company or any of the Company’s Subsidiaries for the benefit of any current or former employee, officer, director or consultant of the Company or any of the Company’s Subsidiaries; and

(ii) bonus, incentive, deferred compensation, bonus equity interests, Option, equity purchase, equity appreciation rights, restricted equity, equity based plans, profit-sharing, severance, retention, employment, change in control or fringe benefit plan, program, arrangement, policy or agreement, whether or not in writing and whether or not funded, that is sponsored, maintained or contributed to by the Company or any of the Company’s Subsidiaries for the benefit of any current or former employee, officer, director or consultant of the Company or any of the Company’s Subsidiaries.

“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, limited liability partnership, business trust, cooperative or association.

“Environmental Laws” means all federal, state, local or foreign law, ordinance, or regulation relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by any Governmental Authority with jurisdiction over, and including common law in respect of, pollution or protection of human health or the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended 42 U.S. C. 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

“Environmental Permit” means any Permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group”, as defined in Section 414 of the Code.

“GAAP” means the United States generally accepted accounting principles, as consistently applied.

“Governmental Authority” means (i) any federal, state, local, municipal, foreign or other government; (ii) any governmental or quasi governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; or (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Hazardous Substances” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, pollutant, contaminant, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any other chemicals, pollutants, contaminants, petroleum, petroleum products, or oil and (specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Governmental Entities and any polychlorinated biphenyls).

“Healthcare Investigations” means any inquiries, investigations, probes, audits, reviews or proceedings concerning the business affairs, practices, licensing, reimbursement entitlements of the Company, any of the Company’s Subsidiaries, or any Operator, or any other matter in connection with or under the jurisdiction of the healthcare laws (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit, reviews or proceedings initiated by any Fiscal Intermediary/Medicare Administrator contractor, any Medicaid Integrity Contractor, any Recovery Audit Contractor, any Program Safeguard Contractor, any Zone Program Integrity Contractor, any Medical Fraud Control Unit, any Attorney General, any Department of Insurance, the Office of Inspector General, the Department of Justice, the CMS or similar governmental agencies or contractors for such agencies).

“Healthcare Laws” means the extensive federal, state and local laws and regulations affecting the healthcare industry including those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements that may be entered into by healthcare providers. More specifically, these include, but are not limited to, all applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance regulating (1) patient healthcare information, including, without limitation, HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; (2) the establishment, construction, ownership, operation, licensure, use or occupancy of the Healthcare Properties or any part thereof as a healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare and/or Medicaid certification; and (3) fraud and abuse, including without limitation, PPACA, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against

Certain Referrals), commonly referred to as the “Stark Law”, Section 1128A of the Social Security Act, as amended, 42 U.S.C. Section 1320q-7(a) (Civil Monetary Penalties), commonly referred to as the “Civil Monetary Penalties Law”, and 31 U.S.C. Section 3279-323, commonly referred to as the “False Claims Act.”

“Healthcare Property” means (a) all of the Company Properties and (b) all real property owned or leased by the Company or any of the Company’s Subsidiaries after the date of this Agreement which are not currently Company Properties.

“HIPAA” means The Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means all of the following: (i) U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same jurisdiction, including any extension, modification or renewal of any such registration or application (the “Trademarks”); (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, continuing prosecution applications, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom or from which priority may be claimed, utility models, patents of importation or confirmation, certificates of invention and like statutory rights (the “Patents”); (iii) U.S. and foreign registered and unregistered copyrights (including any work of authorship in which copyright does or may subsist under the law of any jurisdiction), rights of publicity, database rights and moral rights in both published works and unpublished works and all registrations and applications to register the same (the “Copyrights”); (iv) U.S. and foreign rights in any semiconductor chip product works or “mask works” as such term is defined in 17 U.S.C. § 901, et seq., and any registrations or applications therefor (the “Mask Works”); (v) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, technology, inventions, and business information and other confidential information, and rights to limit the use or disclosure thereof by a Third Party, including such rights in inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically or otherwise (the “Trade Secrets”); all licenses and agreements pursuant to which the Company or any of the Company’s Subsidiaries has acquired rights in or to any Trademarks, Patents, Copyrights or Mask Works, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing (the “Licenses”); (vi) all United States and foreign Internet domain name applications and registrations, social media identifiers, and advertising keyword rights owned or used by the Company or any of the Company’s Subsidiaries or otherwise used in conjunction with the business of the Company or any of the Company’s Subsidiaries (the “Domains”); and (vii) any similar intellectual property or proprietary rights similar to any of the foregoing, licenses, immunities, covenants not to sue and the like relating to the foregoing, and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

“Injunction” means any injunction, order, decree, ruling, or other legal restraint or prohibition, whether temporary, preliminary, or permanent .

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the officers and employees of the Company identified in Section 1.1 of the Disclosure Schedule, as applicable, and (ii) with respect to the Investor, the actual knowledge of Michael Seton.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, properties, liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Lien” means, with respect to any asset (including any security), any mortgage, deed of trust, claim, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other Third Party right (including right of first refusal or first offer), right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Loan Property” means any property owned, leased, or operated by the party in question or by any of its subsidiaries or in which such party or its Subsidiaries holds a security or other interest (including an interest in a fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means, when used in connection with any Person, any change, effect, event, occurrence, or state of facts (each, an “Event”) which individually, or together with other changes, effects, events, occurrences, or states of facts, that has, or would be reasonably expected to, materially and adversely affect: (a) such Person’s ability to consummate Investment Transaction without material delay, or (b) the financial condition, business, properties, assets, operations or results of operations of such Person and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any Event resulting from general economic or political conditions or generally affecting financial, credit, foreign exchange, securities or capital markets (including changes in interest rates or exchange rates), including any disruption thereof, in the United States or elsewhere in the world market, (ii) any Events affecting in the general conditions in the industry of such Person and its Subsidiaries, taken as a whole, and (iii) any Events resulting from business conditions in the United States generally or in the geographic regions in which such Person or its Subsidiaries operate.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.

“Medicare” means the health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.

“Operator(s)” means the property manager, any other manager of a Healthcare Property, any property subleassee of thirty-five percent (35%) or more of the net rentable area of such Healthcare Property and/or the operator under any operators’ agreement, and any successor to such Operator. If, with respect to any Healthcare Property, there exists a property manager, a significant tenant, and a property sublessee of thirty-five percent (35%) or more of the net rentable area of such Healthcare Property, or any combination thereof, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.

“ordinary course of business” means, with respect to any Person, the ordinary course of business in all material respects.

“Organizational Documents” means, with respect to any Entity, (i) the charter, certificate or articles of incorporation and the bylaws, the certificate of formation and partnership agreement or operating agreement (as applicable) and (ii) any documents comparable to those described in clause (i) as may be applicable to such Entity pursuant to any applicable Law.

“Participation Facility” means any facility in property in which the Person in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only respect to such facility or property.

“Permitted Liens” means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens imposed or promulgated by Law or any Governmental Authority, including ,without limitation, zoning regulations, permits and licenses, (iii) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Subsidiary of the Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor, or sublessor, (iv) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (v) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (vi) other Liens being contested in the ordinary course of business in good faith, provided an appropriate reserve has been established therefore on the Company’s balance sheet for the year ended December 31, 2014, and (vii) any other Liens that do not or will not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

“Person” means any individual, Entity, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits, as well as any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Series B Preferred Stock” means the Series B Perpetual Preferred Stock, $0.01 par value per share, of the Company authorized by the Articles Supplementary.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the sole, or a majority of, the managing director(s), managing member(s), manager(s), board of managers or general partner of such limited liability company, partnership, association or other business entity.

“Tangible Net Worth” has the meaning set forth in the Articles Supplementary.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, stamp, occupation, property, or other taxes, fees, assessments or other charges imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “tax” means any of the foregoing taxes.

“Tax Protection Agreements” means any agreement to which the Company or any Company Subsidiary is a party pursuant to which the Company or any Company Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular owner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for Tax reasons.

“Tax returns” means all returns, reports, and forms required to be filed under applicable Law with respect to taxes, and “tax return” means any one of the foregoing tax returns.

“Third Party” means any Person or group of Persons other than the parties to this Agreement and their respective Affiliates.

“Third-Party Payor Programs” means any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Insurer, and any other private commercial insurance managed care and employee assistance program, to which the Borrower, any Subsidiary Guarantor or any Operator may be subject with respect to any Borrowing Base Asset.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, and each other agreement, certificate, instrument or other document contemplated by this Agreement.

(b) The following terms shall have the meanings ascribed thereto in the Section set forth opposite such term:

Term	Section
Acquired Shares	1.2
Agreement	Preamble
Articles Supplementary	1.1
Audit	3.10(u)
Bankruptcy and Equity Exceptions	3.2(b)
Balance Sheet Date	3.7(a)
Closing(s)	2.1
Company	Preamble
Company Leases	3.11(b)
Company Property(ies)	3.11(a)
CV Properties	Preamble

CV Properties II	Preamble
Company Health Plan	3.14(k)
Company Insurance Policies	3.20
Company Title Insurance Policy	3.11(h)
Contracted Property	3.11(a)
Disclosure Schedule	3
Final Acquired Shares	1.3(b)
Final Closing	2.1
Final Closing Date	2.1
Final Purchase Payment	1.3(b)
Financial Statements	3.7(a)
Fundamental Representation	6.1
Ground Lease(s)	3.11(g)
HCERA	3.14(k)
Healthcare Reform Laws	3.14(k)
HIPAA Compliance Date	5.7(b)
HIPAA Compliance Plan	5.7(b)
HIPAA Complaint	5.7(b)
Initial Acquired Shares	1.3(a)
Initial Closing	2.1
Initial Closing Date	2.1
Initial Purchase Payment	1.3(a)
Investment Amount	1.2
Investment Transaction	Recitals
Investor	Preamble
Investor Rights Agreement	Recitals
IRS	3.14(b)
Material Contracts	3.16(b)
Operating Partnership	3.6(b)
Options	3.4(c)
Permits	3.12(a)
PPACA	3.14(k)
Preferred Stock	3,4(c)
REIT	2.2(a)(vi)
Resolutions	2.2(a)(iv)
SDAT	1.1
Securities Act	3.3(b)
Series B Preferred Stock	Recitals
State Agency	5.7(a)

Section 8. General Provisions

8.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Investor’s rights to purchase the Acquired Shares shall not be assignable except to its Subsidiaries, parent, or Affiliates.

8.2 Expenses. Except as otherwise provided in this Agreement, each Party hereto shall bear and pay its own fees, costs and expenses incident to preparing, entering into and carrying out this

Agreement and the consummation of the Investment Transaction. Notwithstanding the foregoing, (a) at the Closing the Company shall pay the Investor a fee of Six Hundred Twenty-Five Thousand Dollars ($625,000) (“Closing Fee”) in the manner set forth in Section 2.2 of this Agreement, and (b) pursuant to the provisions of Section 5.5 hereof, the Company shall pay any and all stamp and other Taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Acquired Shares and any other instruments and documents to be delivered hereunder, and agrees to save the Investor harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

8.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, which includes the Disclosure Schedule and exhibits hereto, and the other documents, agreements, and instruments, executed and delivered pursuant to or in connection with this Agreement, including the Transaction Documents, contains the entire agreement among the Parties hereto with respect to the Investment Transaction, and this Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof, both written and oral.

8.4 Amendments and Modifications. No amendments, modification or supplement in respect of this Agreement shall be effective unless it shall be in writing and signed by each of the Parties hereto.

8.5 Waivers. Except as otherwise provided herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

8.6 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at Law or in equity. Each party waives the requirement for the securing or posting of any bond in connection with such injunction or injunctions.

8.7 Notice. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, postage prepaid, (b) by expedited mail or package delivery service guaranteeing next Business Day delivery, or (c) delivered personally, by hand, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder):

If to Investor:

Carter/Validus Operating Partnership, L.P.

c/o Carter Validus Mission Critical REIT, Inc.

4890 West Kennedy Boulevard, Suite 650

Tampa, FL 33609

Attn: Michael A. Seton, President

E-mail: mseton@cvreit.com

Copy to Counsel for the Investor:	Carlton Fields Jorden Burt, P.A. 4221 W. Boy Scout Blvd., Suite 1000 Tampa, Florida 33607 Attn: Richard A. Denmon, Esq. Ed Lester, Esq. E-mail: rdenmon@cfjblaw.com elester@cfjblaw.com

If to the Company	MedEquities Realty Trust, Inc. 3100 West End Avenue Suite 1000 Nashville, Tennessee 37203 Attn: John W. McRoberts Email: jmcroberts@medequities.com

Copy to Counsel for the Company:	Morrison & Foerster LLP 2000 Pennsylvania Avenue, N.W., Suite 6000 Washington, D.C. 20006 Attn: John Good, Esq E-Mail: jgood@mofo.com

Any notice or other communications to be given or that may be given pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after the deposit of such notice or communication in the United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first Business Day after depositing such notice of communication with Federal Express, Express Mail, or other expedited mail or package delivery service guaranteeing delivery no later than the next Business Day if next Business Day delivery service has been requested and paid for; or (z) upon delivery if hand delivered or telecopied to the appropriate address and Person as provided hereinabove or to the Person to whose attention the notice is to be given to the other parties in the manner hereinabove provided.

8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

8.9 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and each of their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder; provided, that the representations, warranties and covenants made by the Company in this Agreement and each other Transaction Documents are intended to be for the benefit of, and shall be enforceable by, the partners, members, officers, employees, agents, representatives, successors and assigns of the Investor and each of their Affiliates (it being understood and agreed that the Investor shall have the sole right to enforce this Agreement on their behalf).

8.10 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction. The exclusive venue for any action, arbitration, audit, hearing, investigation, litigation or suit arising from, or related to, this Agreement shall be in the United States District Court for the Southern District of New York, and each of the parties irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding and waives any objection to venue laid therein.

8.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY AGREES IRREVOCABLY, KNOWINGLY, AND VOLUNTARILY THAT, IN ANY ACTION, PROCEEDING, CROSSCLAIM, COUNTERCLAIM, OR THIRD-PARTY CLAIM BROUGHT IN RESPECT OF ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, SUCH PARTY SHALL AND DOES HEREBY (a) WAIVE ALL RIGHTS TO TRIAL BY JURY AND (b) WAIVE THE RIGHT TO CONSOLIDATE ANY ACTION OR PROCEEDING IN WHICH A RIGHT TO JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION OR PROCEEDING IN WHICH A RIGHT TO JURY TRIAL HAS NOT BEEN WAIVED.

8.12 Interpretation; Disclosure Schedule. No provision of this Agreement shall be construed in favor of or against any party hereto based on whether such party (or such party’s counsel) drafted or did not draft, in whole or in part, such provision. References herein to “herein,” “hereunder,” “herewith,” “hereto,” “hereof” and the like refer to this Agreement as a whole and not to any particular provision(s). References herein to “include” or “includes” or “including” mean “include, without limitation,” “includes, without limitation,” or “including, without limitation,” respectively. References herein to any “Section” or “section” refer to the correspondingly numbered Section of this Agreement. Any matter disclosed pursuant to any Section of the Disclosure Schedule whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably apparent on its face shall be deemed to be disclosed with respect to such Sections of such Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.

8.13 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A party may deliver this Agreement by transmitting a facsimile or other electronic signature of this Agreement signed by such party (via PDF, TIFF, JPEG or the like) to the other party, which facsimile or other electronic signature shall be deemed an original for all purposes.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first written above.

COMPANY:

MEDEQUITIES REALTY TRUST, INC.
a Maryland corporation

By:	/s/ Jeffery C. Walraven

Name:	Jeffery C. Walraven

Title:	EVP, CFO, Secretary & Treasurer

INVESTOR:

CARTER/VALIDUS OPERATING PARTNERSHIP, L.P.
a Delaware limited partnership

By:	CARTER VALIDUS MISSION CRITICAL REIT, INC.,
a Maryland Corporation, Its General Partner

	By:	/s/ Todd Sakow

Name:	Todd Sakow

Title:	CFO

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

(03/11/2015)

EXHIBIT A

ARTICLES SUPPLEMENTARY

[See Attached]

MEDEQUITIES REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS

AND PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

MedEquities Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the authority contained in the Articles of Amendment and Restatement of the Corporation, as in existence immediately prior hereto (the “Charter”), the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof have classified and designated 125,000 shares (the “Shares”) of Preferred Stock (as defined in the Charter), $0.01 par value per share, as 7.875% Series B Redeemable Cumulative Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter. References to (i) the “date hereof” shall mean the date these Articles Supplementary are filed with and accepted for record by the SDAT, (ii) Sections in these Articles Supplementary shall be deemed to refer to the applicable sections in these Articles Supplementary and (iii) “hereof” or “herein” shall be deemed to refer to these Articles Supplementary.

7.875% Series B Redeemable Cumulative Preferred Stock

(1) Designation and Number. A series of preferred stock, designated as the “7.875% Series B Redeemable Cumulative Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The par value of the Series B Preferred Stock is $0.01 per share. The number of shares of the Series B Preferred Stock shall be 125,000.

(2) Ranking. The Series B Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any other classes or series of capital stock or other equity securities of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such capital stock or other equity security ranks, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock (collectively, with the Common Stock, the

“Junior Stock”), (b) on parity with any classes or series of capital stock or any other equity securities of the Corporation hereafter issued and outstanding that are properly approved pursuant to Section 6 below and that, pursuant to the terms thereof, rank on parity with the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Parity Stock”); and (c) junior to the Series A Preferred Stock of the Corporation and to any classes or series of capital stock or any other equity securities of the Corporation hereafter issued and outstanding that are properly approved pursuant to Section 6 below and that, pursuant to the terms thereof, rank senior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (collectively, with the Series A Preferred Stock, the “Senior Stock”). Any authorization or issuance of Senior Stock or Parity Stock requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Series B Preferred Stock voting together as a separate class.

(3) Dividends.

(a) The record holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive cumulative preferential cash dividends, junior to cash dividends required to be made with respect to any issued and outstanding Senior Stock, on a parity with any cash dividends required to be made with respect to any issued and outstanding Parity Stock, but prior to and in preference to all cash dividends made with respect to any issued and outstanding Junior Stock, when and as authorized by the Board, out of funds legally available for the payment of dividends, at an annual rate equal to the Applicable Dividend Rate (as defined below) then in effect multiplied by the total of (i) the $1,000 per share Series B Preferred Stock liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid dividends thereon that are in arrears. Such dividends shall be cumulative from the first date on which any shares of Series B Preferred Stock are issued, such issue date to be contemporaneous with the first receipt by the Corporation of subscription funds for the Series B Preferred Stock (the “Initial Issue Date”), and shall be payable monthly in arrears on the first day of each calendar month or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Series B Preferred Stock for any partial Dividend Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Dividend Period” shall mean, with respect to the first Dividend Period, the period from and including the Initial Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent Dividend Period, the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accumulated dividends are to be calculated. Dividends shall be paid to holders of record of the Series B Preferred Stock as their names appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the business day nearest the 23rd day of the calendar month that is immediately prior to the month in which the applicable Dividend Payment Date falls or such other date designated by the Board for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Dividend Record Date related to each such Dividend Period. Any dividend payment made on the Series B Preferred Stock shall be credited first against the earliest accumulated but unpaid dividends due that remain payable. After full cumulative cash distributions, including all amounts in arrears, are paid with respect to the Series B Preferred Stock pursuant to this Section 3(a) with respect to a Dividend Period, no further cash distributions shall be required to be made with respect to the Series B Preferred Stock pursuant to this Section 3(a) with respect to such Dividend Period except as provided in Section 3(l) below.

(b) No dividends on the Series B Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation if, at such time, (i) the terms and provisions of any agreement of the Corporation in effect on the date hereof relating to its indebtedness prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder or (ii) such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series B Preferred Stock shall accumulate if they are not paid in full for any reason, including, without limitation, whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Dividends will be authorized and paid when due in all events to the fullest extent permitted by law and, if revaluation of the Corporation or its assets would permit payment of dividends that would otherwise be prohibited, then such revaluation shall be done. Unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d) Except as provided in Section 3(e), unless full cumulative dividends on all the outstanding shares of the Series B Preferred Stock have been or contemporaneously are authorized, declared and paid or declared, authorized and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods through the prior Dividend Payment Date, no dividends (other than in shares of Common Stock or other shares of Junior Stock) shall be authorized, declared, or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any shares of Common Stock or any other Junior Stock, nor shall any shares of Common Stock or any other shares of Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for shares of Common Stock or other Junior Stock). Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, dividends to the holders of the Common Stock and other Junior Securities shall be permitted and shall not be restricted at any time if the Corporation is not in arrears with regard to the payment of any dividends on any outstanding Series B Preferred Stock in respect of any completed Dividend Period through a prior Dividend Payment Date.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock, all dividends authorized and paid upon the Series B Preferred Stock shall be authorized and paid pro rata.

(f) Notwithstanding anything to the contrary herein, the Corporation will not be prohibited from declaring and paying dividends on the Series A Preferred Stock or from declaring and paying other dividends in such amounts that are necessary under applicable law for the Corporation to preserve its status as a REIT.

(g) “Applicable Dividend Rate” means (i) 7.875% in the absence of a Dividend Default, a Covenant Default or a REIT Default, (ii) 9.50% for so long as a Dividend Default or a Covenant Default (each in the absence of a REIT Default) has occurred and is continuing, (iii) 12.15% for so long as a REIT Default has occurred and is continuing and (iv) 14.62% for so long as a REIT Default and either a Dividend Default or Covenant Default (or both) has occurred and is continuing. Upon the cure of any Dividend Default, Covenant Default or REIT Default, the Applicable Dividend Rate shall revert back to the rate set forth in clause (i) above.

(h) A “Dividend Default” shall have occurred if for any reason or for no reason (including due to the operation of Sections 3(b) and 3(c) above) at any time the cash dividend payments on the Series B Preferred Stock are in arrears for twelve consecutive Dividend Payment Dates. A Dividend Default shall be deemed to continue for so long as such condition exists.

(i) A “Covenant Default” shall have occurred if (i) the aggregate Investment Amount (as defined below) is less than $100,000,000 and the Tangible Net Worth (as defined below) of either the Corporation or MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), is less than $100,000,000 or (ii) the Investment Amount is $100,000,000 or more and the Tangible Net Worth of either the Corporation or the Partnership is less than $110,000,000. A Covenant Default shall be deemed to continue for so long as either of these conditions exists. “Investment Amount” means, from time to time, the gross dollar amount of proceeds paid by the holders of the Series B Preferred Stock to the Corporation for the purchase of the Series B Preferred Stock from the Corporation. “Tangible Net Worth” means, with respect to any Person, the amount calculated in accordance with GAAP (as defined below) of (A) the total assets of such Person and its proportionate share of the total assets of its consolidated subsidiaries and joint ventures, adjusted to exclude accumulated depreciation and amortization of real estate properties, minus (B) the Investment Amount, minus (C) the total liabilities of such Person and its proportionate share of the total liabilities of its consolidated subsidiaries and joint ventures minus (D) the intangible assets of such Person and its proportionate share of the intangible assets of its consolidated subsidiaries and joint ventures, including, without limitation, goodwill, prepaid expenses, deferred costs, unamortized deferred charges, debt discounts, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangible in accordance with GAAP. “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, consistently applied.

(j) A “REIT Default” shall occur upon (i) the failure of the Corporation to qualify on or before June 30, 2015 for the taxable year ended December 31, 2014 as a REIT or

(ii) at any time after becoming qualified as a REIT, (A) it is more likely than not that the Corporation will not be taxed as a REIT for the current taxable year, or (B) it is determined finally by the Internal Revenue Service (and not reasonably disputed by the Corporation pursuant to appropriate legal process) that the Corporation fails to qualify as a REIT for any taxable year. A REIT Default shall be deemed to occur retroactively as of the first day of the calendar year in which either of the events described in clauses (i) and (ii) of this definition occurs and shall continue for so long as such failure continues.

(k) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 856 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the Capital Gains Amount allocable to holders of the Series B Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series B Preferred Stock for the year bears to the Total Dividends.

(l) If it is determined that a REIT Default has occurred, the Applicable Dividend Rate on account of such REIT Default shall apply (and dividends pursuant to Section 3 above shall be deemed to have accumulated at such Applicable Dividend Rate) from the first day of the calendar year during which such REIT Default occurs and shall continue to accumulate at such Applicable Dividend Rate until such REIT Default is cured, with the Applicable Dividend Rate for such period being as set forth in Section 3(g)(iv) above (unless during the period of such REIT Default no Dividend Default or Covenant Default exists, in which case the Applicable Dividend Rate shall be as set forth in Section 3(g)(iii) above) and the Corporation shall promptly and retroactively be obligated to pay to the holders of the Series B Preferred Stock, automatically and without further action by any holder of Series B Preferred Stock, an amount in cash equal to the excess of the amount of the dividends that should have been paid for such period over the amount of dividends actually paid in cash for such period, it being understood and agreed that any such amounts not paid as required shall accrue, accumulate and be required to be paid in accordance with the provisions of Section 3, including but not limited to Section 3(a)(ii). This paragraph shall not limit the rights of the holders of Series B Preferred Stock hereunder or under any other agreement. The Corporation’s obligations under this Section 3(l) shall survive any redemption, conversion or other occurrence with respect to shares of the Series B Preferred Stock that causes such shares of Series B Preferred Stock to no longer be outstanding, and shall survive the cancellation or other termination of the Corporation’s obligations with respect to the Series B Preferred Stock hereunder.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, following any distribution or payment with respect to the Series A Preferred Stock required to be made pursuant to the provisions of the charter of the Corporation as in existence on the Initial Issue Date (or as amended in compliance with the provisions of Section 6 hereof) and any other Senior Stock properly authorized and issued in compliance with the provisions of Section 6 hereof, but prior to and in preference to any distribution or payment being made to holders of any Junior Stock or any other securities of the Corporation that are not authorized and issued in compliance with the provisions of Section 6 hereof, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, on account of each share of their Series B Preferred Stock, a distribution in cash in the amount of (i) the Liquidation Preference plus (ii) an amount equal to all dividends accumulated and unpaid thereon to the date of payment plus (iii) the Redemption Dividend (as defined below) then in effect.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay all amounts required to be paid to the holders of the Series B Preferred Stock pursuant to Section 4(a) above, then the holders of the Series B Preferred Stock shall share ratably in any such distribution of assets to be made to them in proportion to the full liquidating distributions to which they would otherwise be entitled.

(c) After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not less than 15 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock.

(5) Redemption.

(a) Right and Obligation of Redemption. The Corporation (i) may, at its option at any time and upon not less than 30 days’ advance written notice, and (ii) shall, immediately prior to a Change of Control (as defined below), redeem the Series B Preferred Stock, in whole but not in part, by the payment in cash to the holders thereof at a redemption price of (A) the Liquidation Preference plus (B) all accumulated and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below) (the amounts set forth in clauses (A) and (B) being the “Redemption Price”), plus (C) a special redemption dividend which is intended to serve as a yield adjustment in light of redemption occurring at a time that the holders of the Series B Preferred Stock would otherwise anticipate the Series B Preferred Stock to remain outstanding (each a “Redemption Dividend” and, together with the Redemption Price, the “Redemption Amount”) as follows:

Redemption Date	Redemption Dividend
After Initial Issue Date but prior to December 10, 2015	1% of the Liquidation Preference

After December 6, 2015 but prior to March 10, 2016	3% of the Liquidation Preference

On or after March 10, 2016	5% of the Liquidation Preference

The foregoing notwithstanding no Redemption Dividend shall be due with respect to a redemption made in conjunction with a Change of Control resulting from the acquisition of the Corporation or of the Corporation’s or the Partnership’s assets by Carter/Validus Operating Partnership, L.P., a Delaware limited partnership, or any of its affiliates prior to December 31, 2015. “Change of Control” means (x) the acquisition by any Person, entity or group of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or a series of related purchases, mergers or other acquisition transactions, entitling such Person, entity or group to exercise more than 50% of the combined voting power of the then outstanding securities of the Corporation, the Partnership or MedEquities OP GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), entitled to vote or exercise control generally on matters affecting the Corporation, the Partnership or the General Partner (“Voting Securities”), (y) consummation of a reorganization, merger, consolidation, sale of securities or other combination or exchange or transfer of securities with or into any other Person regardless of which entity is the survivor, other than a reorganization, merger, consolidation, contribution or exchange or transfer of securities or other combination which would result in the Voting Securities of the Corporation, the Partnership or the General Partner outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Corporation, the Partnership or the General Partner or of the voting securities of the surviving entity outstanding immediately after such reorganization, merger, consolidation, sale of securities or other combination or exchange or transfer of securities, and (z) consummation by the Partnership, the General Partner or the Corporation of any: (1) plan of liquidation, dissolution, or winding-up, other than a liquidation of the General Partner or the Partnership through a distribution in-kind of its assets to the Corporation and subsequent continuation by the Corporation of the historical business(es) theretofor conducted by the Partnership and/or the General Partner, as the case may be, (2) the sale or disposition of all or substantially all of the assets (including, without limitation, securities of subsidiaries) of the Partnership or the Corporation, as applicable, or (3) a distribution to security holders of assets of the Partnership or the Corporation, as applicable, having a value equal to 30% or more of the total value of all assets of the Partnership or the Corporation, as applicable; provided, however, notwithstanding the foregoing, (A) an initial public offering of the Common Stock shall be deemed to be a Change of Control regardless of the number of shares of Common Stock sold in the offering or possessed by any single investor following such initial public offering and (B) any Change in Control of the General Partner to any, or the approval of any new general partner of the Partnership that is, a direct or indirect wholly-owned subsidiary of the Corporation shall not be deemed a Change of Control for purposes of this Section (5)(a).

(b) Limitations on Redemption. No share of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed.

(c) Procedures for Redemption.

(i) Notice of redemption (including notice of a Change of Control) will be given by the Corporation not less than 30 nor more than 60 days prior to the date upon which redemption will occur and all amounts payable on account of such redemption will be available for payment (the “Redemption Date”), addressed to the respective holders of record of the Series B Preferred Stock. The Redemption Date shall be the date of the Change of Control in the case of redemption pursuant to Section 5(a)(ii) above. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any of the Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) Such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the Redemption Dividend; (D) the number of shares of Series B Preferred Stock to be redeemed (which shall not be less than all of the shares of Series B Preferred Stock then outstanding); (E) the place or places where the Series B Preferred Stock is to be surrendered (if so required in the notice) for payment of the Redemption Amount; and (F) that dividends on the Series B Preferred Stock to be redeemed will cease to accrue on such Redemption Date unless the Corporation shall default upon its obligations with respect to such redemption as set forth herein.

(iii) If notice of redemption of the Series B Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation by delivery thereof to a bank or trust company in trust for the benefit of the holders of the Series B Preferred Stock, then, from and after the Redemption Date, dividends will cease to accrue on the Series B Preferred Stock, the shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of the Series B Preferred Stock will terminate, except the right to receive the Redemption Amount. Holders of the Series B Preferred Stock shall surrender their shares of Series B Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates, if any, representing the shares of Series B Preferred Stock (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), the Series B Preferred Stock shall be redeemed by the Corporation by payment of the Redemption Amount.

(iv) Any deposit of funds with a bank or trust company for the purposes of redeeming the Series B Preferred Stock shall be irrevocable except that (A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any shares redeemed shall have no claim to such interest or other earnings; and (B) any balance of money so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares of Series B Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(d) Legally Available Funds. No shares of Series B Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Amount.

(e) Status of Redeemed Shares. Any shares of Series B Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(6) Voting Rights and Protective Provisions. Except as provided in this Section 6 and Section 7 below, the holders of the Series B Preferred Stock shall not be entitled to vote on any matter submitted to stockholders for a vote. Notwithstanding the foregoing, without the consent of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock, voting together as a separate class (the “Majority Holders”), each of the following shall be prohibited (whether accomplished directly or by amendment, merger, consolidation, reclassification, reorganization or otherwise):

(a) authorizing (including by designation), creating, issuing or reissuing, or increasing the number of authorized shares of, any security or class or series of capital stock or other equity securities of the Corporation senior to or on parity with the Series B Preferred Stock, including any security, class or series convertible into or exercisable for any capital stock or other security, having a preference over, or being on a parity with, the Series B Preferred Stock with respect to dividends, distributions, liquidation or voting or approval rights (it being understood, for avoidance of doubt, that the general voting or approval rights afforded to the Common Stock that are not otherwise superseded by these Articles Supplementary, shall not be deemed a preference in voting or approval rights within the meaning of this subsection);

(b) amending, modifying or repealing any term, condition or provision hereof;

(c) amending, modifying or waiving any other provision of the Charter, as amended from time to time (including by designation) or any provision of the Amended and Restated Bylaws as in effect on the Initial Issue Date (the “Bylaws”) in a manner that would materially and adversely affect the rights, preferences, terms, privileges or powers of the Series B Preferred Stock;

(d) any splitting or combining the Series B Preferred Stock, any reclassification of the Series B Preferred Stock, or issuance of shares of Series B Preferred Stock except pursuant to the Securities Purchase Agreement dated on or about the date hereof by and among the Corporation and the initial purchasers of the Series B Preferred Stock named therein;

(e) redeeming, purchasing or otherwise acquiring (or paying into or setting apart funds for a sinking fund for such purpose) any Junior Stock or redeeming, purchasing or otherwise acquiring (or paying into or setting apart funds for a sinking fund for such purpose) any capital stock or other securities of the Corporation, other than (i) in accordance with the redemption provisions hereof or the redemption provisions of any Senior Stock (including any Senior Stock hereafter authorized and issued in compliance with the provisions of this Section 6) or (ii) in accordance with Article VII of the Charter;

(f) altering or changing the dividend rights of the Series B Preferred Stock with respect to dividends that have accrued but not been paid;

(g) declaring or paying any dividend or other distribution except as allowed herein or pursuant to the terms of any Senior Stock (including any Senior Stock hereafter authorized and issued in compliance with the provisions of this Section 6); and

(h) the Corporation failing to own directly, free and clear of any lien, encumbrance or other adverse claim, 100% of the economic, voting and beneficial interest of the Series B Preferred Partnership Units and the General Partner or failing to control the General Partner; the General Partner (or a wholly-owned subsidiary of the Corporation) failing to be the sole general partner of the Partnership or failing to control the Partnership; or the Corporation permitting, approving or in any other manner prompting the Partnership or the General Partner to: (i) amend, modify or waive any term, condition or provision of Exhibit I to (or any term, condition or provision included in Amendment No. 2 to) the First Amended and Restated Agreement of Limited Partnership of MedEquities Realty Operating Partners, LP, as amended (the “Partnership Agreement”); (ii) amend, modify or waive any provision of the Partnership Agreement (including by designation) in a manner that would materially and adversely affect the Series B Preferred Partnership Units (as defined in the Partnership Agreement), the Series B Preferred Stock or the rights, preferences, terms, privileges or powers thereof; (iii) effect a liquidation, dissolution or winding up of the Partnership or the General Partner, other than a liquidation of the Partnership or the General Partner through a distribution in-kind of its assets to the Corporation and subsequent continuation by the Corporation of the historical business(es) theretofor conducted by the Partnership and/or the General Partner, as the case may be; (iv) authorize (including by designation), create or issue any partnership units or other securities of the Partnership, including any security convertible into or exercisable for any partnership unit or other security, having a preference over, or being on a parity with, the Series B Preferred Partnership Units with respect to dividends, distributions, liquidation or voting or approval rights (it being understood, for avoidance of doubt, that the general voting or approval rights afforded to the Common Units that are not otherwise superseded by such Amendment No. 2 to the Partnership Agreement, shall not be deemed a preference in voting or approval rights within the meaning of this subsection); (v) redeem, purchase or otherwise acquire (or pay into or set apart funds for a sinking fund for such purpose) any partnership units that are junior to the Series B Preferred Partnership Units with respect to liquidation or distributions or redeem, purchase or otherwise acquire (or pay into or set apart funds for a sinking fund for such purpose) any partnership units or other securities of the Partnership other than in accordance with the redemption provisions of Section 8.6 of the Partnership Agreement or Exhibit I to the Partnership Agreement; (vi) alter or change the distribution rights of the Series B Preferred Partnership Units with respect to distributions that have accrued but not been paid; or (vii) declare or pay any dividend or other distribution on any partnership units or other securities of the Partnership, except as allowed by Exhibit I of the Partnership Agreement; provided, however, notwithstanding the foregoing, nothing will prevent any Change in Control of the General Partner to any, or the approval of any new general partner of the Partnership that is, a direct or indirect wholly-owned subsidiary of the Corporation.

(7) Right to Elect a Member of the Board following a Default.

(a) In the event of a Dividend Default, a Covenant Default or a REIT Default (each being a “Default”), (i) the Corporation shall notify the holders of the issued and outstanding shares of Series B Preferred Stock in writing of such Default within three business days of the occurrence thereof, and (ii) the holders of the Series B Preferred Stock, voting together as a separate class, by a vote of the Majority Holders shall have the right to elect a member of the Board (the “Series B Director”) at a meeting of the holders of the Series B Preferred Stock called for such purpose or in an action by written consent by the Majority Holders. In connection therewith, the number of directors constituting the Board shall automatically be increased by one, unless a vacancy on the Board exists and the Series B Director is elected to fill such vacancy. Such Series B Director shall continue to serve as, and not be removed as, a member of the Board, except in accordance with Section 7(c) or Section 7(d) hereof.

(b) After a Default, and for so long as (i) any Default has existed or has continued uncured to the satisfaction of the Majority Holders within the preceding six month period and (ii) any shares of Series B Preferred Stock are outstanding, at each meeting of the stockholders of the Corporation at which members of the Board are to be elected, or whenever members of the Board are to be elected by written consent of the stockholders of the Corporation, the holders of the Series B Preferred Stock, by action of the Majority Holders, shall be entitled to elect one member of the Board, who will be the Series B Director. Any Series B Director elected by the Majority Holders in accordance with this Section 7(b) shall continue to serve as, and not be removed as, a member of the Board, except in accordance with Section 7(c) or Section 7(d) hereof.

(c) Except as expressly provided in Section 7(d) below, a Series B Director may be removed from the Board and the term of the Series B Director may be terminated only upon the consent of the Majority Holders, notwithstanding anything else to the contrary in the Charter or Bylaws (in each case, as amended from time to time), or otherwise. Upon the removal of a Series B Director or a vacancy in the office of a Series B Director occurring upon the resignation, death or incapacity of a Series B Director, in each such case, the Majority Holders shall be entitled to elect a successor to serve for the unexpired term of the Series B Director. Upon election, such successor Series B Director shall thereafter continue to serve (subject to termination of such Series B Director’s term pursuant to Section 7(d) below) and shall not be removed as a member of the Board except in the circumstances described in the first sentence of this Section 7(c), whereupon a replacement for such Series B Director shall be and become a member of the Board as aforesaid.

(d) The rights of the holders of the Series B Preferred Stock to elect a member of the Board pursuant to Section 7(a) or Section 7(b) above shall be suspended if, but only if, the Corporation cures all Defaults thereunder to the reasonable satisfaction of the Majority Holders and such cured status continues uninterrupted (and no other Default occurs) for a period of six consecutive months immediately following such cure (collectively, the “Suspension Condition”). If the Suspension Condition is satisfied, then upon written notice from the Corporation to the holders of the Series B Preferred Stock delivered at any time certifying that the Suspension Condition is fully satisfied, the term of office of the Series B Director will terminate and the number of members of the Board will be reduced accordingly; provided, however, that the rights of the holders of the Series B Preferred Stock to elect a director pursuant to Section 7(a) and 7(b) will continue and shall again apply with respect to any subsequent Default, as described above.

(e) For so long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall cause the Charter and Bylaws to provide for the authorized size of the Board of Directors of the Corporation to be a number sufficient to permit the automatic increase in the number of directors pursuant to Section 7(a) hereof.

(f) The rights of the Series B Preferred Stock to elect a Series B Director as set forth in this Section 7 shall apply regardless of any other rights that other stockholders of the Corporation have on the date hereof or may be granted in the future with respect to the appointment, election, removal or replacement of directors.

(8) Conversion Rights. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Each issued and outstanding share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time on and after March 6, 2018, at the office of the Corporation or any transfer agent for the Common Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference plus all accumulated but unpaid dividends with respect to such share of Series B Preferred Stock by (ii) the Conversion Price applicable to such share of Series B Preferred Stock, determined as hereafter provided (the “Conversion Price”), in effect on the date the share of Series B Preferred Stock is surrendered for conversion. The initial Conversion Price per share of Series B Preferred Stock shall be $15.70. Such initial Conversion Price shall be subject to adjustment as set forth in Section 8(c) below.

(b) Before any holder of the Series B Preferred Stock shall be entitled to convert shares of Series B Preferred Stock into shares of Common Stock as provided herein, the holder shall surrender the certificate or certificates therefor, if any, duly endorsed, at the office of the Corporation or any transfer agent for the Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)	In the event the Corporation should at any time after the Initial Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding.

(ii)	If the number of shares of Common Stock outstanding at any time after the Initial Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share hereunder shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

(d) In the event the Corporation shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights not referred to in Section 8(c)(i) or 8(c)(ii), then, in each such case for the purpose of this Section 8(d), the holders of Series B Preferred Stock shall be entitled to receive upon conversion a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their Series B Preferred Stock was convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(e) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for elsewhere in this Section 8), provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of such Series B Preferred Stock after the recapitalization to the effect that the provisions of this Section 8 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f) No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued upon conversion shall be rounded down to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at that time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share that was rounded down on the date of conversion, as determined in good faith by the Board.

(g) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 8, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series B Preferred Stock.

(h) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Stock, in addition to such other remedies as shall be available to the holders of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Charter.

(9) Notices. All notices or other communications given to the holders of the Series B Preferred Stock shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, postage prepaid, (b) delivered by expedited mail or package delivery service guaranteeing next business day delivery, or (c) delivered personally, by hand (or by facsimile transmission), to the holders of record, addressed to the address or sent to the facsimile number shown in the records of the Corporation. Any notice or other communications given to the holders of the Series B Preferred Stock in accordance with this Section 9 shall be deemed to have been given: (i) five calendar days after the deposit of such notice or communication in the

United States Mail, registered or certified, return receipt requested, postage prepaid; (ii) on the first business day after depositing such notice of communication with an expedited mail service or package delivery service guaranteeing delivery no later than the next business day if next business day delivery service has been requested and paid for; or (iii) upon delivery if hand delivered or telecopied.

(10) Restriction on Ownership and Transfer; Excepted Holder Status of Holders of Series B Preferred Stock. The Series B Preferred Stock constitutes Capital Stock and is governed by and issued subject to all the ownership and transfer restrictions of the Charter applicable to Capital Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to Capital Stock. The foregoing sentence shall not be construed to limit the applicability to the Series B Preferred Stock of any other term or provision of the Charter. The shares of Series B Preferred Stock (and the Common Stock or any other series or class of stock which may, from time to time, be issued in connection with the conversion, exchange, dividend, distribution or other event affecting the Series B Preferred Stock) may be Transferred to any Person as long as such Transfer is effected in accordance with the registration provisions of the Securities Act of 1933, as amended, or based on an opinion of counsel of the Investor that is reasonably satisfactory to the Corporation to the effect that such Transfer is exempt therefrom, and does not result in the Corporation losing its status as a REIT, and neither the Corporation nor the Board shall impose any unreasonable restrictions or conditions under Article VII of the Charter or otherwise to any such Transfer or Transferee.

SECOND: The Series B Preferred Stock has been classified and designated by the Board under the authority contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

FOURTH: The undersigned President and Chief Operating Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Operating Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by the President and Chief Operating Officer of the Corporation and attested to by its Executive Vice President, Chief Financial Officer, Secretary and Treasurer on this 10th day of March, 2015.

MEDEQUITIES REALTY TRUST, INC.

By:
William C. Harlan
President and Chief Operating Officer

ATTEST:

By:
Jeffery C. Walraven
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT B

AMENDMENT TO OPERATING PARTNERSHIP AGREEMENT

[See Attached]

AMENDMENT NO. 2

TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP

This AMENDMENT NO. 2 TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP (this “Amendment”) is made as of March 10, 2015 by MedEquities OP GP, LLC, a Delaware limited liability company (the “General Partner”), as sole general partner of MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in the First Amended and Restated Agreement of Limited Partnership of MedEquities Realty Operating Partnership, LP, dated as of July 31, 2014, as amended by that certain Amendment No. 1 thereto dated as of January 28, 2015 (the “Partnership Agreement”), for the purpose of issuing additional Partnership Units in the form of Series B Preferred Partnership Units (as defined below). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, MedEquities Realty Trust, Inc., a Maryland corporation (the “Parent”), is the sole and managing member of the General Partner; and

WHEREAS, the General Partner has determined that it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units in the form of Series B Preferred Partnership Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Agreement is hereby amended as follows:

1. Article I of the Partnership Agreement is hereby amended to add the following definitions:

“Applicable Distribution Rate” means (i) 7.875% in the absence of a Distribution Default, a Covenant Default or a REIT Default, (ii) 9.50% for so long as a Distribution Default or a Covenant Default (each in the absence of a REIT Default) has occurred and is continuing, (iii) 12.15% for so long as a REIT Default has occurred and is continuing and (iv) 14.62% for so long as a REIT Default and either a Distribution Default or Covenant Default (or both) has occurred and is continuing. Upon the cure of any Distribution Default, Covenant Default or REIT Default, the Applicable Distribution Rate shall revert back to the rate set forth in clause (i) above.

“Investment Amount” shall have the meaning set forth in the Series B Articles Supplementary.

“Series B Articles Supplementary” shall mean the Articles Supplementary establishing and fixing the Rights and Preferences of a Series of Preferred Stock, designating the rights and preferences of the 7.875% Series B Redeemable Cumulative Preferred Stock, filed as part of the Parent’s Charter with the State Department of Assessments and Taxation of Maryland on March 10, 2015.

“Series B Preferred Partnership Interests” shall mean an ownership interest in the Partnership evidenced by the Series B Preferred Partnership Units, having a preference in payment of distributions or on liquidation as set forth in this Amendment.

“Series B Preferred Partnership Units” shall mean the series of Preferred Partnership Units established pursuant to this Amendment, representing a fractional, undivided share of the Series B Preferred Partnership Interests of all Partners issued under the Partnership Agreement.

“Series B Preferred Stock” shall mean the 7.875% Series B Redeemable Cumulative Preferred Stock of the Parent with the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as described in the Series B Articles Supplementary.

“Tangible Net Worth” shall have the meaning set forth in the Series B Articles Supplementary.

2. In accordance with Section 4.2 of the Partnership Agreement, set forth in Exhibit I hereto are the terms and conditions of the Series B Preferred Partnership Units, which are hereby established and which are to be issued to Parent in consideration of its contribution to the Partnership of cash in exchange therefor. The Partnership Agreement is hereby amended to incorporate such Exhibit I as Exhibit I thereto.

3. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles or rules governing conflicts of law.

5. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(Signature page follows.)

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed on its behalf as of the date first set forth above.

MEDEQUITIES OP GP, LLC,
as sole general partner of MedEquities Realty Operating Partnership, LP

By:
Name:	William C. Harlan
Title:	President and Chief Operating Officer

EXHIBIT I

DESIGNATION OF TERMS AND CONDITIONS OF SERIES B PREFERRED PARTNERSHIP UNITS

(1) Designation and Number. A series of Preferred Partnership Units, designated as Series B Preferred Partnership Units, is hereby established. The number of Series B Preferred Partnership Units shall be 125,000.

(2) Ranking. The Series B Preferred Partnership Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Common Partnership Units and any other Partnership Units now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Partnership, junior to such Series B Preferred Partnership Units (collectively, with the Common Partnership Units, “Junior Units”); (b) on parity with any other Partnership Units hereafter issued and outstanding that are properly approved pursuant to Section 6(h) of the Series B Articles Supplementary, the terms of which specifically provide that such Partnership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Partnership, on a parity with such Series B Preferred Units (“Parity Units”); and (c) junior to the Series A Preferred Partnership Units and any other Partnership Units hereafter issued and outstanding that are properly approved pursuant to Section 6(h) of the Series B Articles Supplementary, the terms of which specifically provide that such Partnership Units rank, as to distributions and the distribution of assets upon liquidation, dissolution or winding up of the Partnership, senior to the Series B Preferred Partnership Units (“Senior Units”).

(3) Distributions.

(a) The record holders of the then outstanding Series B Preferred Partnership Units shall be entitled to receive cumulative preferential cash distributions, junior to cash distributions required to be made with respect to Senior Units, on parity with cash distributions required to be made with respect to any Parity Units, but prior to and in preference to all cash distributions made with respect to all Junior Units, when and as authorized by the General Partner, out of funds legally available for the payment of distributions, at an annual rate equal to the Applicable Distribution Rate then in effect multiplied by the total of (i) the $1,000 per Series B Preferred Partnership Unit liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid distributions thereon that are in arrears. Such distributions shall be cumulative from the first date on which Series B Preferred Partnership Units are issued, such issue date to be contemporaneous with the first receipt by the Parent of subscription funds for the Series B Preferred Stock (the “Initial Issue Date”), and shall be payable monthly in arrears on the first day of each calendar month or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on the Series B Preferred Partnership Units for any partial Distribution Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Distribution Period” shall mean, with respect to the first Distribution Period, the period from and including the Initial Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent Distribution Period, the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as to which accumulated distributions are to be calculated. Distributions shall be paid to holders of record of the Series B Preferred Partnership Units at the close of business on the record date, which shall be the business day nearest the 23rd day of the calendar month that is immediately prior to the month in which the applicable Distribution Payment Date falls or such other date designated by the General Partner for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”). Distributions in respect of any past Distribution Periods that are in arrears may be authorized and paid at any time to holders of record on the Distribution Record Date related to each such Distribution Period. Any distribution payment made on the Series B Preferred Partnership Units shall be credited first against the earliest accumulated but unpaid distributions that remain payable. After full cumulative cash distributions, including all amounts in arrears, are paid with respect to the Series B Preferred Partnership Units pursuant to this Section 3(a) with respect to a Distribution Period, no further cash distributions shall be required to be made with respect to the Series B Preferred Partnership Units pursuant to this Section 3(a) with respect to such Distribution Period except as provided in Section 3(j) below.

(b) No distributions on the Series B Preferred Partnership Units shall be authorized by the General Partner or paid or set apart for payment by the General Partner if, at such time, (i) the terms and provisions of any agreement of the Partnership in effect on the date hereof relating to its indebtedness prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder or (ii) such authorization, payment or setting apart is prohibited by applicable law.

(c) Notwithstanding the foregoing, distributions on the Series B Preferred Partnership Units shall accumulate if they are not paid in full for any reason, including, without limitation, whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Distributions will be authorized and paid when due in all events to the fullest extent permitted by law, and if revaluation of the Partnership or its assets would permit payment of distributions that would otherwise be prohibited, then such revaluation shall be done. Unpaid distributions on the Series B Preferred Partnership Units will accumulate as of the Distribution Payment Date on which they first become payable.

(d) Except as provided in Section 3(e), unless full cumulative distributions on all the outstanding Series B Preferred Partnership Units have been or contemporaneously are authorized, declared and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods through the prior Distribution Payment Date, no distributions (other than solely in Common Partnership Units or other Junior Units) shall be authorized, declared or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any of the Common Partnership Units or any other Junior Units nor shall any Common Partnership Units or any other Junior Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except by conversion into or exchange for other Junior Units or shares of the Parent’s common stock pursuant to Section 8.6 of the Partnership Agreement). Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, distributions to the holders of the Common Partnership Units and other Junior Units shall be permitted and shall not be restricted at any time if the Partnership is not in arrears with regard to the payment of any distributions on any outstanding Series B Preferred Partnership Units in respect of any completed Distribution Period through a prior Distribution Payment Date.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Partnership Units, all distributions authorized and paid upon the Series B Preferred Partnership Units shall be authorized and paid pro rata.

(f) Notwithstanding anything to the contrary herein, the General Partner will not be prohibited from declaring and paying distributions on the Series A Preferred Partnership Units or from declaring and paying other distributions in such amounts that are necessary under applicable law for Parent to preserve its status as a REIT.

(g) A “Distribution Default” shall have occurred if for any reason or for no reason (including due to the operation of Sections 3(b) and 3(c) above) at any time the cash distribution payments on the Series B Preferred Partnership Units are in arrears for twelve consecutive Distribution Payment Dates. A Distribution Default shall be deemed to continue for so long as such condition exists.

(h) A “Covenant Default” shall have occurred if (i) the aggregate Investment Amount is less than $100,000,000 and the Tangible Net Worth of either Parent or the Partnership is less than $100,000,000 or (ii) the Investment Amount is greater than $100,000,000 and the Tangible Net Worth of either Parent or the Partnership is less than $110,000,000. A Covenant Default shall be deemed to continue for so long as either of these conditions exists.

(i) A “REIT Default” shall occur upon (i) the failure of Parent to qualify on or before June 30, 2015 for the taxable year ended December 31, 2014 as REIT or (ii) at any time after becoming qualified as a REIT, (A) it is more likely than not that the Parent will not be taxed as a REIT for the current taxable year, or (B) it is determined finally by the Internal Revenue Service (and not reasonably disputed by the Parent pursuant to appropriate legal process) that the Parent fails to qualify as a REIT for any taxable year. A REIT Default shall be deemed to occur retroactively as of the first day of the calendar year in which either of the events described in clauses (i) and (ii) of this definition occurs and shall continue for so long as such failure continues.

(j) If it is determined that a REIT Default has occurred, the Applicable Distribution Rate on account of such REIT Default shall apply (and distributions pursuant to Section 3(a) above shall be deemed to have accumulated at such Applicable Distribution Rate) from the first day of the calendar year during which such REIT Default occurs and shall continue to accumulate at such Applicable Distributions Rate until such REIT Default is cured, with the Applicable Distribution Rate for such period being as set forth in clause (iv) of the Applicable Distribution Rate definition (unless during the period of such REIT Default no Distributions Default or Covenant Default exists, in which case the Applicable Distribution Rate shall be as set forth in clause (iii) of the Applicable Distribution Rate definition) and the Partnership shall promptly and retroactively be obligated to pay to the holders of the Series B Preferred

Partnership Units, automatically and without further action by any holder of Series B Preferred Partnership Units, an amount in cash equal to the excess of the amount of the distributions that should have been paid for such period over the amount of distributions actually paid in cash for such period, it being understood and agreed that any such amounts not paid as required shall accrue, accumulate and be required to be paid in accordance with the provisions of Section 3, including but not limited to Section 3(a)(ii). The Partnership’s obligations under this Section 3(j) shall survive any redemption, conversion or other occurrence with respect to shares of the Series B Preferred Partnership Units that causes such Series B Preferred Partnership Units to no longer be outstanding, and shall survive the cancellation or other termination of the Partnership’s obligations with respect to the Series B Preferred Partnership Units hereunder.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, following any required distribution with respect to the Series A Preferred Partnership Units required to be made pursuant to the provisions of the Partnership Agreement in existence on the Initial Issue Date (or as amended in compliance with Section 6(h) of the Series B Articles Supplementary) and any other Senior Units properly approved pursuant to Section 6(h) of the Series B Articles Supplementary, but prior to and in preference to any distribution being made to holders of Common Partnership Units and any other Junior Units or other securities of the Partnership that are not authorized and issued in compliance with the provisions of Section 6(h) of the Series B Articles Supplementary, the holders of the Series B Preferred Partnership Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution, on account of each of their Series B Preferred Partnership Units, a distribution in cash in the amount of (i) the Liquidation Preference plus (ii) an amount equal to all distributions accumulated and unpaid thereon to the date of payment plus (iii) the Redemption Distribution (as defined below) then in effect.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay all amounts required to be paid to the holders of the Series B Preferred Partnership Units pursuant to Section 4(a) above, then the holders of the Series B Preferred Partnership Units shall share ratably in any such distribution of assets to be made to them in proportion to the full liquidating distributions to which they would otherwise be entitled.

(c) After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Series B Preferred Partnership Units will have no right or claim to any of the remaining assets of the Partnership.

(5) Redemption.

(a) Right and Obligation of Redemption. In connection with the redemption by the Parent of the Series B Preferred Stock in accordance with the provisions of the Series B Articles Supplementary, the Partnership shall redeem the Series B Preferred Partnership Units by making a payment to the Parent for such purpose, which shall be equal to the Redemption Amount (as set forth in the Series B Articles Supplementary). The foregoing notwithstanding, no Redemption Distribution shall be due with respect to a redemption made in conjunction a Change of Control (as defined in the Series B Articles Supplementary) resulting from the acquisition of the Parent or of the Parent’s or the Partnership’s assets by Carter/Validus Operating Partnership, L.P., a Delaware limited partnership, or any of its affiliates prior to December 31, 2015. From and after the applicable redemption date, the Series B Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Partnership Units shall cease.

(6) Voting Rights. The holders of the Series B Preferred Partnership Units shall have no voting rights, except as required by applicable law and the Partnership Agreement (including this Exhibit I).

(7) Allocations. The Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series B Preferred Partnership Units in accordance with Article VI of the Partnership Agreement; it being understood and agreed that in effecting the allocation provisions of Article VI of the Partnership Agreement, (a) the Series B Preferred Partnership Units shall be deemed to constitute Partnership Interests that are entitled to a preference upon liquidation and in distribution, and (b) to the extent that any provision of Article VI of the Partnership Agreement requires preferential allocations to be made both to the Series A Preferred Partnership Units and the Series B Preferred Partnership Units, such allocations shall be made (i) first with respect to the Series A Preferred Partnership Units in preference to allocations made with respect to all other Partnership Interests (including the Series B Preferred Partnership Units) to the full extent required with respect to such Series A Preferred Partnership Units and (ii) then shall be made with respect to the Series B Preferred Partnership Units prior to and in preference to allocations made with respect to all Junior Units.

(8) Conversion. The Series B Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Parent or the Partnership, except as provided herein.

(a) In the event that a holder of shares of Series B Preferred Stock exercises its right to convert the shares of Series A Preferred Shares into shares of common stock of the Parent in accordance with the terms of the Series B Articles Supplementary, then, concurrently therewith, an equivalent number of Series B Preferred Partnership Units held by the Parent shall be automatically converted into a number of Common Partnership Units equal to the number of shares of common stock of the Parent issued upon conversion of such shares of Series B Preferred Stock. Any such conversion will be effective at the same time the conversion of the shares of Series B Preferred Stock into shares of common stock of the Parent is effective.

(b) No fractional units will be issued in connection with the conversion of Series B Preferred Units into Common Partnership Units, and the number of Common Partnership Units to be issued upon conversion shall be rounded down to the nearest whole unit. In lieu of fractional Common Partnership Units, the holder shall be entitled to receive an amount in cash equal to the fair market value of such fractional Common Partnership Unit that was rounded down on the date of conversion, as determined in good faith by the General Partner.

(9) Adjustments. All dollar amounts and numbers of units set forth herein shall be proportionately and equitably adjusted for any splits or combinations of units, and for any dividends and distributions of additional securities with respect to outstanding units.